Exhibit 10.03

Execution Copy

$750,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 19, 2007

Among

STEEL DYNAMICS, INC.

as Borrower

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED OR DESCRIBED HEREIN

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

NATIONAL CITY BANK

as Collateral Agent

and

NATIONAL CITY BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agents

and

BANK OF AMERICA, N.A. and NATIONAL CITY BANK

as Syndication Agents

and

BANC OF AMERICA SECURITIES LLC and NATIONAL CITY BANK

as Joint Lead Arrangers

Steel Dynamics — Amended and Restated Credit Agreement

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrower	51

	ARTICLE V

	COVENANTS OF THE BORROWER

Section 5.01.	Affirmative Covenants	57
Section 5.02.	Negative Covenants	62
Section 5.03.	Reporting Requirements	69
Section 5.04.	Financial Covenants	73

	ARTICLE VI

	EVENTS OF DEFAULT

Section 6.01.	Events of Default	73
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	76

	ARTICLE VII

	THE AGENTS, ETC.

Section 7.01.	Authorization and Action	76
Section 7.02.	Reliance, Etc	77
Section 7.03.	Bank of America, N.A., National City Bank, Wells Fargo Bank, National Association and Affiliates	77
Section 7.04.	Lender Party Credit Decision	78
Section 7.05.	Indemnification	78
Section 7.06.	Successor Agents	79
Section 7.07.	The Joint Lead Arrangers, the Syndication Agent and the Documentation Agent	80

	ARTICLE VIII

	MISCELLANEOUS

Section 8.01.	Amendments, Etc	80
Section 8.02.	Notices, Etc	81
Section 8.03.	No Waiver; Remedies	81
Section 8.04.	Costs and Expenses	81
Section 8.05.	Right of Set-off	83
Section 8.06.	Binding Effect	84
Section 8.07.	Assignments and Participations	84
Section 8.08.	Execution in Counterparts	87

ii

iii

SCHEDULES

Schedule A	-	Existing Letter of Credit
Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Subsidiary Guarantors
Schedule 4.01(a)	-	Loan Parties
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)	-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(p)	-	Environmental Disclosure
Schedule 4.01(q)	-	Open Years
Schedule 4.01(s)	-	Existing Debt
Schedule 4.01(t)	-	Surviving Debt
Schedule 4.01(u)	-	Liens
Schedule 4.01(v)	-	Investments
Schedule 4.01(w)	-	Intellectual Property

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guaranty
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1	-	Form of Opinion of Barrett & McNagny, LLC, Counsel to the Loan Parties
Exhibit G-2	-	Form of Opinion of Greenberg Traurig LLP, Counsel to the Loan Parties

iv

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 19, 2007 among Steel Dynamics, Inc., an Indiana corporation (the “Borrower”), the banks, financial institutions and other lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), National City Bank (“National City”) as the Initial Issuing Bank (the “Initial Issuing Bank” and, together with the Initial Lenders, the “Initial Lender Parties”), the Swing Line Bank (as hereinafter defined), National City, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, in such capacity, the “Collateral Agent”), and National City and Wells Fargo Bank, National Association (“Wells Fargo”), as co-administrative agents (together with any successor administrative agents appointed pursuant to Article VII, in such capacity, the “Administrative Agents” and, together with the Collateral Agent and the Paying Agent (as defined herein), the “Agents”), for the Lender Parties (as hereinafter defined), Bank of America, N.A. (“Bank of America”), General Electric Capital Corporation (“GECC”), Fifth Third Bank and BMO Capital Markets Financing, Inc., as Documentation Agents, Bank of America and National City, as Syndication Agents, and Banc of America Securities LLC (“BAS”) and National City, as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”).

PRELIMINARY STATEMENTS:

(1)           The Borrower entered into that certain Credit Agreement dated as of September 7, 2005 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”) with the lenders party thereto from time to time, National City, as agent for the lenders party thereto and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and BAS as Joint Lead Arrangers and Morgan Stanley as the syndication agent thereunder, pursuant to which the lenders thereunder (the “Existing Lenders”) were committed to make extensions of credit to the Borrower on the terms and conditions set forth therein, including: (a) $350,000,000 in revolving credit loans, (b) a $30,000,000 letter of credit sublimit, including existing letters of credit separately issued by Harris N.A. under the Existing Credit Agreement and listed on Schedule A hereto (the “Existing Letters of Credit”) and (c) a $20,000,000 swingline subfacility (together with the existing revolving credit facility and the Existing Letters of Credit, the “Existing Facility”).

(2)           The Borrower desires to refinance and/or rollover the amounts outstanding under the Existing Facility (the “Refinancing”).

(3)           In order to effect the Refinancing and to finance certain ongoing working capital and general corporate needs of the Borrower and the Subsidiary Guarantors, the Borrower desires to, among other things, increase the commitment to make revolving loans to an aggregate principal amount of up to $750,000,000, increase the letter of credit sublimit to an aggregate amount at any time outstanding of up to $100,000,000, increase the swingline subfacility to an aggregate principal amount of $40,000,000 and obtain Commitments to make Loans and other Credit Extensions as set forth herein.

(4)           In connection with the foregoing, the Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrower pursuant to the terms hereof, and the Lenders (including the Existing Lenders that are parties hereto) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the commitments which the Existing Lenders that are parties hereto extended to the Borrower under the Existing Credit Agreement and the commitments of new Lenders that become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement and (b) to the extent the other Obligations outstanding under the Existing Credit Agreement are not refinanced in connection with the Refinancing, such Obligations shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein.

(5)           All existing Obligations that are not refinanced in connection with the Refinancing, are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Collateral Documents.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement, and the Existing Credit Agreement is hereby amended and restated, in its entirety as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.        Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agents” has the meaning specified in the recital of parties to this Agreement.

“Advance” means, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means, on any date, the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement and as hereafter from time to time further amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, and (ii) such Loan Party or Subsidiary was the sole “Affected Party”; or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, on the Effective Date, 0.00% per annum for Base Rate Advances and 0.50% per annum for Eurodollar Rate Advances, and thereafter, a percentage per annum determined by reference to the Total Debt/Consolidated EBITDA Ratio as set forth below:

	Base Rate Advances	Eurodollar Rate Advances
Level I < than 2.0 : 1.0	0.00%	0.50%
Level II > 2.0 : 1.0, but < than 3.0 : 1.0	0.00%	0.75%
Level III > 3.0 : 1.0, but < than 4.0 : 1.0	0.00%	1.00%
Level IV > 4.0 : 1.0	0.25%	1.25%

The Applicable Margin for each Base Rate Advance and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the ratio in effect from time to time as reflected in the financial statements most recently delivered pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that in any event, (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Paying Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the

Borrower demonstrating such ratio, and (b) the Applicable Margin shall be at Level IV for so long as the Borrower has not submitted to the Paying Agent the information described in clause (a) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Total Debt/Consolidated EBITDA Ratio as set forth below:

Applicable Percentage
Level I < than 2.0 : 1.0	0.125%
Level II > 2.0 : 1.0, but < than 3.0 : 1.0	0.175%
Level III > 3.0 : 1.0, but < than 4.0 : 1.0	0.225%
Level IV > 4.0 : 1.0	0.30%

It is understood and agreed that (a) no change in the Applicable Percentage shall be effective until three Business Days after the date on which the Paying Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of the Financial Officer of the Borrower demonstrating such ratio, and (b) the Applicable Percentage shall be at Level IV for so long as the Borrower has not submitted to the Paying Agent the information described in clause (a) as and when required under Section 5.03(b) or (c), as the case may be.

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) any Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means, (a) any CLO and (b) with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means, an assignment and assumption entered into by a Lender Party and an Eligible Assignee, and (to the extent required) accepted by the Paying Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Auction Rate Notes” means, a floating-rate note with an interest rate that is reset on the basis of bids received at a “Dutch auction” conducted near or at the end of each rate period.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank of America” has the meaning specified in the recitals of parties to this Agreement.

“BAS” has the meaning specified in the recitals of parties to this Agreement.

“Base Rate” means, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)                                  the Prime Rate; and

(b)                                 1/2 of 1% per annum above the Federal Funds Rate.

If for any reason the Paying Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate, including the inability or failure of the Paying Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause (b) of this definition, until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change.

“Base Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means, the account of the Borrower maintained by the Borrower with Harris N.A., as confirmed in writing by the Borrower to the Paying Agent, or such other account as the Borrower shall specify in writing to the Paying Agent.

“Borrowing” means, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means, a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day on which dealings are carried on in the London interbank market.

“Capitalized Leases” means, all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means, any of the following, to the extent owned by the Borrower or any of the Subsidiary Guarantors free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 180 days from the date of acquisition thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $15,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-2” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-2” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., (d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P or (e) Auction Rate Notes with a maximum time between interest rate resets of one month and a rating of at least A by Moody’s or A by S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means, the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means, the occurrence of any of the following:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Borrower (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Borrower; (b) individuals who on the Effective Date constitute the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination by the board of directors of the Borrower for election by the Borrower’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors of the Borrower then in office who either were members of the board of directors of the Borrower on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or (d) any “Change of Control” or “Change in Control” as defined in the Indenture or under any other Indebtedness permitted under this Agreement.

“CLO” means, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Collateral” means, all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties which, for the avoidance of doubt, shall include the Subject Property.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means, the Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, Revolving Credit Commitment or a Letter of Credit Commitment.

“Confidential Information” has the meaning specified in Section 8.10.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (other than Obligations to make take-or-pay or similar payments pursuant to contracts entered into by such Person in the ordinary course of business not inconsistent with the prior practice of such Person) or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Convertible Notes Documents” means the 4% convertible subordinated notes issued December 23, 2002 due 2012 in an aggregate principal amount of $115 million, the current outstanding principal balance of which is now $37.5 million, and all agreements, documents, indentures and instruments pursuant to which such notes are issued, in each case as amended, to the extent permitted under the Loan Documents.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, without duplication, all items described in clauses (a), (c), (e), (f) and, to the extent it supports an obligation of the type described in any of clauses (a), (c), (e) and (f), any item described in clause (i) or (j), in each case of the definition of Debt.

“Default” means, any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(e).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Paying Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) any Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) the Paying Agent pursuant to Section 2.02(e) to reimburse the Paying Agent for the amount of any Advance made by the Paying Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or any Issuing Bank pursuant to Section 7.05 to reimburse such Agent or such Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Disclosed Litigation” has the meaning specified in Section 3.01(f).

“Documentation Agent” has the meaning specified in the recital of parties to this Agreement.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Paying Agent.

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of (a) net income (or net loss) excluding any extraordinary, unusual or nonrecurring gains and any extraordinary, unusual or nonrecurring losses comprised of Non-Cash Charges, (b) interest expense, (c) income tax expense, (d) depreciation expense and (e) amortization expense, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period (and, in the case of clauses (b) through (e), to the extent deducted in determining the net income described in clause (a)).

“Effective Date” means, the first date on which the conditions set forth in Article III shall have been satisfied.

“Eligible Assignee” means, any commercial bank or financial institution (including, without limitation any Approved Fund) as approved by the Joint Lead Arrangers and, so long as no Default or Event of Default has occurred and is continuing at the time of such assignment, by the Borrower (such approvals not to be unreasonably withheld or delayed); provided, however, that (a) neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition and (b) no approval of the Administrative Agents or the Borrower shall be required for assignments to Affiliates or Approved Funds of Lender Parties or for assignments to Lenders.

“Environmental Action” means, any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means, any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means, any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means, the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means, (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),

(12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Paying Agent.

“Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the page of the Telerate screen (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period (provided that, if for any reason such rate does not appear on such page or service or such page or service shall not be available, the term “Eurodollar Rate” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Paying Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period) by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means, an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means each of Paragon Steel Enterprises LLC, an Indiana limited liability company, STLD Holdings, Inc., an Indiana corporation, and Dynamic Aviation LLC, an Indiana limited liability company, each of their respective direct and indirect subsidiaries and each other Subsidiary of the Borrower designated by the Borrower as an Excluded Subsidiary by written notice to the Joint Lead Arrangers in accordance with Section 5.01(j); provided that, in the event any Excluded Subsidiary guarantees any Indebtedness of the Borrower or any Subsidiary Guarantor (other than the Obligations set forth herein), then such Subsidiary shall be required to execute and deliver a guaranty and a security agreement supplement and all other necessary documents in accordance with Section 5.01(j), and such Excluded Subsidiary shall be considered a Subsidiary Guarantor  (and cease to be an Excluded Subsidiary) for all purposes set forth herein.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Existing Facility” has the meaning specified in the Preliminary Statements hereto.

“Existing Debt” means, the Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the consummation of the Transaction.

“Existing Lenders” has the meaning specified in the Preliminary Statements hereto.

“Existing Letters of Credit” has the meaning specified in the Preliminary Statements hereto.

“Extraordinary Receipt” means, any cash received by or paid to or for the account of any Person not in the ordinary course of business, consisting of proceeds of insurance, condemnation awards (and payments in lieu thereof) and indemnity payments, in each case, with respect to assets constituting Collateral; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to inventory are applied (or in respect of which expenditures were previously incurred) to replace or repair the inventory in respect of which such proceeds were received in accordance with the terms of the Loan Documents, so long as such application is made within 12 months after the occurrence of such damage or loss or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of the quotations for such day for such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, the fee letter dated May 21, 2007 between the Borrower and the Joint Lead Arrangers, as amended, supplemented or otherwise modified from time to time.

“Financial Officer” means, any of the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the Corporate Controller/Assistant Secretary.

“Fiscal Year” means, a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Funded Debt” of any Person means, Debt in respect of the Advances, in the case of the Borrower, and all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“GAAP” has the meaning specified in Section 1.03.

“Guaranties” means, collectively, each Subsidiary Guaranty entered into from time to time.

“Guarantors” means, the Subsidiary Guarantors.

“Hazardous Materials” means, (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means, interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means, any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indenture” means, the Indenture dated as of April 3, 2007 and entered into by and among the Borrower, SDI Investment Company, a Delaware corporation, as guarantor, the other guarantors set forth therein and The Bank of New York, as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Information Memorandum” means, the confidential information memorandum dated [May], 2007 used by the Joint Lead Arrangers in connection with the syndication of the Commitments.

“Initial Extension of Credit” means, the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank”, “Initial Lender Parties” and “Initial Lenders” each has the meaning specified in the recital of parties to this Agreement.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money, in each case, of or by the Borrower and its Subsidiaries during the four consecutive fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(e)           at any one time no more than twelve (12) different Interest Periods shall be in effect.

“Internal Revenue Code” means, the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means, all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means, any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means, the Initial Issuing Bank, any other financial institution approved as an Issuing Bank by the Paying Agent and the Borrower, any Eligible Assignee to which all or a portion of a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Paying Agent of its assumption of such duties, for so long as such Initial Issuing Bank, financial institution or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment and in any case with respect to the Existing Letters of Credit, Harris N.A.

“Joint Lead Arrangers” has the meaning specified in the recitals of parties to this Agreement.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(e)(ii).

“Lender Party” means, any Lender, any Issuing Bank or the Swing Line Bank.

“Lenders” means, the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means, an advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank or a subsequent Issuing Bank has entered into an Assignment and Assumption, set forth for each such Issuing Bank in the Register maintained by the Paying Agent pursuant to Section 8.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” means, collectively, (a) the letters of credit issued pursuant to Section 2.01(c) hereof from time to time and (b) the Existing Letters of Credit.

“Lien” means, any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means, (a) for purposes of this Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Letter of Credit Agreement and (b) for purposes of the Guaranties and the Collateral Documents and for all other purposes other than for purposes of this Agreement and the Notes, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement, (vii) each Secured Hedge Agreement and (viii) each Secured Cash Management Agreement, in each case as amended.

“Loan Parties” means, the Borrower and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party or (d) the Transaction.

“Mesabi Nugget” means, Mesabi Nugget, LLC, Mesabi Nugget Delaware, LLC or their respective parents or Subsidiaries, including, without limitation, any Excluded Subsidiary, involved directly or indirectly in the development, application and use of the Itmk3 technology.

“Morgan Stanley” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“National City” has the meaning specified in the recital of parties to this Agreement.

“Net Cash Proceeds” means, with respect to any Extraordinary Receipt, the aggregate amount of cash received in connection therewith.

“Non-Cash Charges” means, with respect to the Borrower and its Subsidiaries, for any period, the aggregate non-cash charges and expenses reducing net income of the Borrower and its Subsidiaries for such period, all as determined on a Consolidated basis; provided that “Non-Cash Charges” shall not include any such charges that require an accrual of or a reserve for cash for any future period.

“Note” means, a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended, endorsed, extended or otherwise modified from time to time.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(c).

“NPL” means, the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Open Year” has the meaning specified in Section 4.01(q)(ii).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Patriot Act” has the meaning specified in Section 8.14.

“Paying Agent” means, National City, or any successor thereto in accordance with Article VII.

“Paying Agent’s Account” means, the account of the Paying Agent maintained by the Paying Agent at its offices in Cleveland, Ohio, as confirmed by the Paying Agent in writing to the Lender Parties or such other account as the Paying Agent shall specify in writing to the Lender Parties.

“PBGC” means, the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days or otherwise are contested in good faith and for which a bond shall have been posted in the amount of such obligations and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means, an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means, a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Shares” has the meaning specified in the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Prime Rate” means, the rate publicly quoted from time to time by National City.  The “prime rate” is a rate set by National City based upon various factors including National City’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by National City shall take effect at the opening of business on the day specified in the public announcement of such change.

“Process Agent” has the meaning specified in Section 8.13.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Receivables” means, all Receivables referred to in Section 1(c) of the Security Agreement.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinancing” has the meaning specified in the Preliminary Statements.

“Register” has the meaning specified in Section 8.07(d).

“Regulation U” means, Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means, the Senior Notes Debt Documents, any intercompany notes issued pursuant to Section 5.02(b)(i)(B) or (ii) and the Convertible Notes Documents.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments, except to the extent a Revolving Credit Lender is a Defaulting Lender.

“Responsible Officer” means, any officer of any Loan Party or any of its Subsidiaries.

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Borrowing” means, a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Paying Agent pursuant to Section 8.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased pursuant to Section 2.17.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.17(d).

“Revolving Credit Lender” means, any Lender that has a Revolving Credit Commitment.

“Secured Cash Management Agreement” means, any cash management agreement, deposit maintenance agreement, credit card services agreement (provided that the aggregate amount of Debt owing under such credit card services agreements does not exceed $20 million) or similar agreement between any Loan Party and a bank which is a Lender Party or an Affiliate of a Lender Party.

“Secured Hedge Agreement” means, any Hedge Agreement permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, the Agents, the Lender Parties, the banks that are party to any Secured Cash Management Agreement and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Senior Notes” means, the Borrower’s 6¾% Senior Notes due 2015 issued under the Indenture.

“Senior Notes Debt Documents” means, the Indenture and any and all other agreements, documents, indentures and instruments pursuant to which the Senior Notes are issued, in each case as amended, to the extent permitted under the Loan Documents.

“Single Employer Plan” means, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.

The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means, any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subject Property” means, all property and assets acquired after the Effective Date that are or are intended to be Collateral, including, without limitation, all inventory, accounts receivable and related documents and related general intangibles.

“Subsidiary” of any Person means, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, there shall be excluded, in any event, from this definition of Subsidiary, other than for purposes of (i) the preparation and delivery of financial statements pursuant to Sections 5.03(b) and (c), and (ii) the calculation of and compliance with the financial covenants set forth in Sections 5.04(a) through (c), the Excluded Subsidiaries.

“Subsidiary Guarantors” means, the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that elects to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 3.01(a)(iii).

“Surviving Debt” means, the Senior Notes and the other Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Transaction and listed on Schedule 4.01(t).

“Swing Line Advance” means, an advance made by (a) the Swing Line Bank pursuant to Section 2.01(b) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means, initially, National City Bank, and thereafter each Person that shall become the Swing Line Bank hereunder pursuant to Section 8.07.

“Swing Line Borrowing” means, a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(b) or the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Facility” has the meaning specified in Section 2.01(b).

“Swing Line Reserve” has the meaning specified in Section 2.02(b)(i).

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” means, the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, and the Letter of Credit Commitment, pursuant to Section 2.05 or 6.01, and (b) June 19, 2012.

“Total Debt/Consolidated EBITDA Ratio” means, at any date of determination, the ratio of Consolidated total Debt for Borrowed Money of the Borrower and its Subsidiaries as at such date of determination to Consolidated EBITDA of the Borrower and its Subsidiaries for the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, and the immediately preceding three fiscal quarters.

“Trade Letter of Credit” means, any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transaction” means, the Refinancing and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the Swing Line Reserve at such time.

“Voting Interests” means, shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means, a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.          Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

Section 1.03.          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

Section 2.01.          The Advances and the Letters of Credit.

(a)           The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time and (ii) in an aggregate amount for all revolving Credit Advances outstanding at any one time not to exceed an amount equal to (A) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders, minus (B) the aggregate Swing Line Advances, minus (C) the aggregate Available Amount of all outstanding Letters of Credit, in each case at such time.  Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b)           The Swing Line Advances.  Subject to other arrangements as referred to in Section 2.02(b)(i), the Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $40,000,000 (the “Swing Line Facility”) and (ii) in an amount not at any time exceeding the amount of the then applicable Swing Line Reserve.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in a minimum amount and in multiples as agreed between the Borrower and the Swing Line Bank and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(b), repay pursuant to Section 2.04(d) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).

(c)           The Letters of Credit.  Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 60 days before the Termination Date in an aggregate Available Amount (i) for each such Letter of Credit, together with all other Letters of Credit not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed at any time the lesser of (x) such Issuing Bank’s Letter of Credit Commitment at such time and (y) the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time.  It is understood and agreed that the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder for all purposes under this Agreement and the Loan Documents.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit, one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Paying Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least ten Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Paying Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least ten Business Days prior to the then effective expiration date of its election not to renew such Standby Letter of Credit (a “Notice of Termination”; it being understood and agreed that an Issuing Bank shall not be entitled to issue a Notice of Termination with respect to such a renewal unless (i) the conditions precedent to the issuance of Letters of Credit set forth in Section 3.02 shall not have been fulfilled or waived in accordance herewith, or (ii) a Default shall have occurred and be continuing, or (iii) pursuant to such renewal the effective expiration date of such Letter of Credit would occur after the Termination Date or (iv) such Issuing Bank shall have procured a replacement Issuing Bank) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date.  If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Paying Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Each Standby Letter of Credit shall contain a provision authorizing the Issuing Bank thereunder to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(c).

Section 2.02.          Making the Advances.

(a)           Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Paying Agent, which shall give to each Appropriate Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before (A) 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances or (B) 3:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Paying Agent at the Paying Agent Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Paying Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Paying Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Paying Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)           Swing Line Borrowings may be made either upon notice as set forth in Section 2.02(b)(ii) below or pursuant to this Section 2.02(b)(i) on a daily basis under mechanics mutually agreed to by the Borrower and the Swing Line Bank, subject in any case to the fulfillment of the applicable conditions precedent set forth in Article III hereof.  The Swing Line Reserve at any time shall be the amount most recently established by the Borrower by written notice to the Paying Agent confirmed in writing by the Swing Line Bank as the maximum aggregate principal amount of Swing Line Borrowings to be outstanding at any one time (the “Swing Line Reserve”), provided that in no event shall the Swing Line Reserve exceed $40,000,000 at any time.  Swing Line Advances made pursuant to this Section 2.02(b)(i) shall be made without any requirement for a prior written or telephonic request given to the Paying Agent.  The Swing Line Bank will notify the Paying Agent, on a monthly basis, of any Swing Line Advances so made.  The Swing Line Bank shall not at any time permit the aggregate outstanding amount of the Swing Line Advances to exceed the then applicable amount of the Swing Line Reserve.

(i)            Each Swing Line Borrowing, if not made in accordance with Section 2.02(b)(i) above, shall be made on notice, given not later than 3:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Paying Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be in writing or by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing).  If, in its sole discretion, it elects to make the requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Paying Agent at the Paying Agent Account, in same day funds.  After the Paying Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Paying Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(ii)           Upon written demand by the Swing Line Bank, with a copy of such demand to the Paying Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Paying Agent for the account of the Swing Line Bank, by deposit to the Paying Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Swing Line Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default or Event of Default, the termination of the Revolving Credit Commitments or any other circumstances.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Paying

Agent, or if the Swing Line Lender must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Paying Agent for the account of the Swing Line Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Paying Agent, at the Base Rate.  If such Lender shall pay to the Paying Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (ii) the Revolving Credit Advances may not be outstanding as part of more than twelve separate Borrowings.

(d)           Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Unless the Paying Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Paying Agent such Lender’s ratable portion of such Borrowing, the Paying Agent may assume that such Lender has made such portion available to the Paying Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Paying Agent, such Lender and the Borrower severally agree to repay or pay to the Paying Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Paying Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Base Rate.  If such Lender shall pay to the Paying Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its

Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03.          Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a) Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Paying Agent and each Revolving Credit Lender prompt notice thereof by telex or telecopier or other writing.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be in writing or by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (x) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least a majority of the Revolving Credit Commitments, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)           Letter of Credit Reports.  Each Issuing Bank shall furnish (i) to the Paying Agent on or about the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit, (ii) to each Revolving Credit Lender on or about the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all such Letters of Credit and (iii) to the Paying Agent and each Revolving Credit Lender on or about the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c)           Drawing and Reimbursement.  The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.  Upon written demand by any Issuing Bank, with a copy of such demand to the Paying Agent, each Revolving Credit Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Revolving Credit Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Paying Agent for the account of such Issuing Bank, by deposit to the Paying Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.  Promptly after receipt thereof, the Paying

Agent shall transfer such funds to such Issuing Bank.  The Borrower hereby agrees to each such sale and assignment, and all parties hereto acknowledge and agree that the obligations of such other Revolving Credit Lenders to purchase outstanding Letter of Credit Advances is absolute and unconditional under all circumstances, and shall be enforceable notwithstanding the occurrence of any Default or Event of Default, the termination of the Revolving Credit Commitments or any other circumstances.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the applicable Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by an Issuing Bank to any Revolving Credit Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Paying Agent, or if an Issuing Bank must disgorge or return any amounts paid by the Borrower in respect thereof, such Revolving Credit Lender agrees to pay to the Paying Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Paying Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Paying Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)           Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

Section 2.04.          Repayment of Advances.  (a)  Revolving Credit Advances.  The Borrower shall repay to the Paying Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(b)           Swing Line Advances.  The Borrower shall repay to the Paying Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(c)           Letter of Credit Advances.

(i)            The Borrower shall repay to the Paying Agent for the account of each Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)           The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit, and the obligations of Revolving Credit Lenders to reimburse any Issuing Bank for Letter of Credit Advances not reimbursed by the Borrower, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)    any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)     payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(F)     any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.

Section 2.05.          Termination or Reduction of the Commitments.  (a)  Optional.  The Borrower may, upon at least five Business Days’ notice to the Paying Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility and the Unused

Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)           Mandatory.

(i)            The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii)           The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

Section 2.06.          Prepayments.  (a)  Optional.  The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Paying Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 8.04(c).  Each such prepayment shall be applied, at the option of the Borrower either (i) to the Revolving Credit Facility or (ii) to the Swing Line Advances or (iii) to the Letter of Credit Advances.  Notwithstanding the foregoing, prepayment of Swing Line Advances held by the Swing Line Bank shall not require any prior notice.

(b)           Mandatory.  The Borrower shall, on the date of receipt of the Net Cash Proceeds of any Extraordinary Receipt by the Borrower or any of its Subsidiaries, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings and deposit an amount in the L/C Cash Collateral Account in accordance with clause (iv) below in an amount equal to the amount of such Net Cash Proceeds.  Each such prepayment shall be applied to the Revolving Credit Facility as set forth in clause (iv) below.

(i)            The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the L/C Cash Collateral Account in accordance with clause (iv) below in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.

(ii)           The Borrower shall, on each Business Day, pay to the Paying Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iii)          At any time after (i) any assets of a type that would constitute Collateral have been pledged by any Subsidiary to any Person financing a transaction permitted under Section 5.02(f)(vii) or (ii) the Borrower has otherwise elected not to cause a newly-formed or newly-acquired Subsidiary to pledge its assets to the Collateral Agent as would otherwise be required under Section 5.01(j), if (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) 85% of the book value of accounts receivables that constitute Collateral and (x) 65% of the book value of inventory that constitutes Collateral plus (y) the aggregate Agreement Value of all Cash Management Agreements and Secured Hedge Agreements at such time, then the Borrower shall immediately prepay such excess.

(iv)          Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii) or (iii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding may be retained by the Borrower.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable.

(v)           All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.07.          Interest.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from and including the date of such Advance until (but excluding) the date such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)           Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c)           Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Paying Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Paying Agent for purposes of clause (a)(i) or (a)(ii) above.

Section 2.08.          Fees.  (a)  Commitment Fee.  The Borrower shall pay to the Paying Agent for the account of the Revolving Credit Lenders a commitment fee, from the Effective Date in the case of each Initial Lender (and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender) until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on June 30, 2007 and on the Termination Date, at the rate of (i) on the Effective Date, 0.125% per annum and (ii) thereafter, at a rate per annum equal to the Applicable Percentage, in each case on the average daily portion of the sum of each Revolving Credit Lender’s Unused Revolving Credit Commitment plus its Pro Rata Share of the Swing Line Reserve during such period; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)           Letter of Credit Fees, Etc.

(i)            The Borrower shall pay to the Paying Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2007, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of Letters of Credit outstanding from time to time at the rate equal to the Applicable Margin for Eurodollar Loans.

(ii)           The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount as the Borrower and such Issuing Bank may agree, payable on the date of issuance and on renewal of such Letter of Credit, and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Bank as the Borrower and such Issuing Bank shall agree.

(c)           Agents’ Fees.  The Borrower shall pay to each Agent and each Joint Lead Arranger for its own account such fees as may from time to time be agreed between the Borrower and such Agent or such Joint Lead Arranger, as the case may be, including the fees payable to the Joint Lead Arrangers pursuant to the Fee Letter.

Section 2.09.          Conversion of Advances.  (a)  Optional.  The Borrower may on any Business Day, upon notice given to the Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)           Mandatory.  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(i)            If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Paying Agent will forthwith so notify the Borrower and the

Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(ii)           Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10.          Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A notice as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Paying Agent), the Borrower shall pay to the Paying Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A notice as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)           If, with respect to any Eurodollar Rate Advances under any Facility, the Required Lenders notify the Paying Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Paying Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Paying Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Paying Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Paying Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11.          Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Paying Agent at the Paying Agent’s Account in same day funds, with payments being received by the Paying Agent after such time being deemed to have been received on the next succeeding Business Day.  The Paying Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Assumption, the Paying Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such

Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c)           All computations of interest based on the Prime Rate shall be made by the Paying Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Paying Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Paying Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Paying Agent may assume that the Borrower has made such payment in full to the Paying Agent on such date and the Paying Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrower shall not have so made such payment in full to the Paying Agent, each such Lender Party shall repay to the Paying Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Paying Agent, at the Base Rate.

(f)            If the Paying Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Paying Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Paying Agent shall direct.

Section 2.12.          Taxes.  (a)  Any and all payments by the Borrower to or for the account of any Lender Party or any Agent hereunder or under any Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or any Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Paying Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, any Notes or any other Loan Documents or the transfer of any Notes (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or assessed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Paying Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Paying Agent.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Paying Agent, at such address, an opinion of counsel acceptable to the Paying Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms

“United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Paying Agent and the Borrower with two original Internal Revenue Service Forms W-8ECI (or successor forms), as appropriate, or in the case of a Lender Party that is claiming a reduced rate of United States withholding tax because of a tax treaty or that has certified in writing to the Paying Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  Nothing in this Section 2.12 or otherwise in this Agreement shall require any Lender Party to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

(h)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of the principal of and interest on all Notes and Advances made hereunder.

Section 2.13.          Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.14.          Use of Proceeds.  The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit), (a) for the Refinancing and to pay transaction fees and expenses incurred in connection therewith and (b) to provide working capital for the Loan Parties and for other general corporate purposes, including, without limitation, for purposes of making capital expenditures, share repurchases permitted under Section 5.02(g) and acquisitions and other Investments permitted under Section 5.02(f).

Section 2.15.          Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Paying Agent for the account of such Defaulting Lender, then the Paying Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Paying Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Paying Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Paying Agent shall be retained by the Paying Agent or distributed by the Paying Agent to such other Agents or such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Paying Agent, such other Agents and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Paying Agent, such other Agents and such other Lender Parties, in the following order of priority:

(i)            first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii)           second, to the Issuing Banks and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Bank; and

(iii)          third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Paying Agent pursuant to this subsection (a), shall be applied by the Paying Agent as specified in subsection (b) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender Party shall pay such amount to the Paying Agent to be held by the Paying Agent, to the fullest extent permitted by applicable law, in escrow or the Paying Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Paying Agent in escrow under this subsection (b) shall be deposited by the Paying Agent in such account as the Paying Agent shall designate in writing to the Borrower and the Defaulting Lender, in the name and under the control of the Paying Agent, but subject to the provisions of this subsection (b).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Paying Agent’ standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Paying Agent in escrow under, and applied by the Paying Agent from time to time in accordance with the provisions of, this subsection (b).  The Paying Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Paying Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)            first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii)           second, to the Issuing Banks and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks and the Swing Line Bank;

(iii)          third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(iv)          fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Paying Agent in escrow at such time with respect to such Lender Party shall be distributed by the Paying Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(c)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16.          Evidence of Debt.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Paying Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Paying Agent, a Note substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)           The Register maintained by the Paying Agent pursuant to Section 8.07(d) shall include an account for each Lender Party, in which account shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Paying Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c)           Entries made in good faith by the Paying Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Paying Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.17.          Increase in Revolving Credit Facility.  (a)  Request for Increase.  Provided (i) there exists no Default, (ii) after giving effect thereto, the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, (iii) the aggregate of (A) 85% of the book value of accounts receivables that constitute Collateral and (B) 65% of the book value of inventory that constitutes Collateral exceeds the sum of (A) aggregate principal amount outstanding under the Revolving Credit Facility at such time (including outstanding Letters of Credit and Swing Line Advances) plus (B) the aggregate amount of obligations outstanding under Secured Cash Management Agreements at such time plus (C) the aggregate Agreement Value of all Secured Hedge Agreements at such time and (iv) the incurrence of such Indebtedness and the Liens securing such Indebtedness shall be permitted under the Related Documents, upon written notice to the Paying Agent, the Borrower may, from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not to exceed $350,000,000; provided that any such request for an increase shall be in a minimum amount of $50,000,000.  If the Borrower elects to request that existing Revolving Credit Lenders participate in such increase, then at the time of sending such notice, the Borrower shall request that the Paying Agent promptly notify the existing Revolving Credit Lenders of such request and (in consultation with the Paying Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b)           Lender Elections to Increase.  If requested by the Borrower to provide an increase, each Revolving Credit Lender shall notify the Paying Agent within such time period as set forth in the notice referred to in clause (a) whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.  The Paying Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder.

(c)           Additional Revolving Credit Lenders.  Subject to the approval of the Administrative Agents, the Joint Lead Arrangers, the Issuing Bank and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may, in lieu of or in addition to requesting that the Revolving Credit Lenders provide such increase, invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Joint Lead Arrangers and their counsel.

(d)           Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Paying Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Paying Agent shall promptly notify the Borrower and the Revolving Credit Lenders (including Eligible Assignees that become Revolving Credit Lenders in accordance with clause (c) above) of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Paying Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (g) and (h) of Section 4.01 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 5.03, (B) no Default exists, (C) the aggregate of (x) 85% of the book value of accounts receivables that constitute Collateral and (y) 65% of the book value of inventory that constitutes Collateral exceeds the sum of (x) aggregate principal amount outstanding under the Revolving Credit Facility at such time (including outstanding Letters of Credit and Swing Line Advances) plus (y) the aggregate amount of obligations outstanding under Secured Cash Management Agreements plus (z) the aggregate Agreement Value of all Secured Hedge Agreements at such time and (D) the Borrower is in pro forma compliance with the covenants in Section 5.04.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 8.04(c)) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 8.01 to the contrary.

ARTICLE III

CONDITIONS OF EFFECTIVENESS, LENDING AND

ISSUANCES OF LETTERS OF CREDIT

Section 3.01.          Conditions Precedent to Initial Extension of Credit.  The effectiveness of this Amended and Restated Credit Agreement, and the obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with such effectiveness or Initial Extension of Credit:

(a)           The Administrative Agents shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Joint Lead Arrangers and the Administrative Agents (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)            The Notes payable to the order of the Lenders to the extent requested pursuant to Section 2.16.

(ii)           A security agreement in substantially the form of Exhibit D hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)    certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)    acknowledgment copies of proper financing statements, duly filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Joint Lead Arrangers may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)    completed requests for information, dated on or before the date of the Initial Extension of Credit, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in all jurisdictions that the Joint Lead Arrangers may deem necessary or desirable that name any Loan Party as debtor, together with copies of such other financing statements,

(D)    evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Joint Lead Arrangers may deem necessary or desirable in order to perfect and protect the Liens created thereby,

(E)     evidence of the insurance required by the terms of the Security Agreement naming the Collateral Agent, on behalf of the Lender Parties, as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Administrative Agents and the Joint Lead Arrangers, and

(F)     evidence that all other action that the Joint Lead Arrangers may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)          A guaranty in substantially the form of Exhibit E hereto (together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), duly executed by each Subsidiary Guarantor.

(iv)          Certified copies of the resolutions of the board of directors or of the members or managers of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(v)           A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or organization of each Loan Party, dated reasonably near the date of the

Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter, articles of incorporation or articles of organization, as the case may be (“Organizational Documents”) of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s Organizational Documents on file in such Secretary’s office, (2) if applicable, such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly incorporated or organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or organization.

(vi)          A copy of a certificate of the Secretary of State of each jurisdiction reasonably requested by the Joint Lead Arrangers, dated reasonably near the date of the Initial Extension of Credit, stating that a Loan Party is duly qualified and in good standing as a foreign entity in such State and has filed all annual reports required to be filed to the date of such certificate.

(vii)         A certificate of each Loan Party, signed on behalf of such Loan Party by a Responsible Officer, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the Organizational Documents of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws or operating agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation/organization and good standing or valid existence of such Loan Party as a corporation or limited liability company organized under the laws of the jurisdiction of its incorporation or organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii)        A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix)           Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agents or the Joint Lead Arrangers shall request.

(x)            Certificates, in substantially the form of Exhibit F, attesting to the Solvency of each Loan Party individually and together with its Subsidiaries, taken as a whole, before and after giving effect to the Transaction, from its Chief Financial Officer, if any, or other Responsible Officer if none.

(xi)           Audited annual financial statements dated December 31, 2006, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma consolidated financial statements as to the Borrower and its Subsidiaries and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Administrative Agents and the Joint Lead Arrangers, of balance sheets, income statements and cash flow statements on an annual basis for each year following the Effective Date until the Termination Date.

(xii)          A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.

(xiii)         Favorable opinions of Barrett & McNagny, LLP and Greenberg Traurig LLP counsel for the Loan Parties, in substantially the forms of respectively Exhibits G-1 and G-2 hereto and as to such other matters as the Administrative Agents or the Joint Lead Arrangers may reasonably request.

(xiv)        Evidence satisfactory to the Administrative Agents and the Joint Lead Arrangers that CT Corporation System shall have been appointed as Process Agent under Section 8.12 hereof.

(b)           The Administrative Agents and the Joint Lead Arrangers shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Equity Interests in which Subsidiaries are being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Equity Interest in each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(c)           All Equity Interests of the Guarantors shall be owned by the Borrower or one or more of the Borrower’s Subsidiaries, in each case free and clear of any Lien other than Liens created under the Loan Documents.

(d)           The Administrative Agents and the Joint Lead Arrangers shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Administrative Agents and the Joint Lead Arrangers.

(e)           Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2006.

(f)            There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there shall have been no adverse change in the status, or financial effect on, any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)           All governmental and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Joint Lead Arrangers and the Administrative Agents) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Joint Lead Arrangers and the Administrative Agents, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction.

(h)           The Borrower shall have paid all accrued fees of the Joint Lead Arrangers, the Agents and the Lender Parties and all accrued expenses of the Joint Lead Arrangers (including the accrued fees and expenses of counsel to the Joint Lead Arrangers and local counsel to the Lender Parties).

(i)            The Refinancing shall have been consummated or shall be consummated or concurrently consummated with the Initial Extension of Credit, all advances and other amounts owing under the Existing Credit Agreement shall have been repaid in full, the commitments thereunder shall have terminated and the letters of credit issued thereunder shall have been canceled or the reimbursement of draws thereunder provided for in a manner acceptable to the Paying Agent (it being understood that treating such letters of credit as Existing Letters of Credit hereunder is acceptable to the Paying Agent), and all Liens and guaranties supporting any Debt under the Existing Credit Agreement shall have been fully released and terminated.

Section 3.02.          Conditions Precedent to Each Borrowing and Issuance and Renewal.  The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of an Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)            the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and

(ii)           no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom; and

(iii)          in the event that at the time of such Borrowing (x) any assets of a type that would constitute Collateral have been pledged by any Subsidiary to any Person financing a transaction permitted under Section 5.02(f)(vii) or (y) the Borrower has otherwise elected not to cause a newly-formed or newly-acquired Subsidiary to pledge its assets to the Collateral Agent as would otherwise be required under Section 5.01(j), then, after giving effect to such Borrowing or issuance or renewal, the aggregate of (A) 85% of the book value of accounts receivables that constitute Collateral and (B) 65% of the book value of inventory that constitutes Collateral will not be less than the sum of (A) aggregate principal amount outstanding under the Revolving Credit Facility at such time (including outstanding Letters of Credit and Swing Line Advances) plus (B) the aggregate amount of obligations outstanding under Secured Cash Management Agreements at such time plus (C) the aggregate Agreement Value of all Secured Hedge Agreements at such time;

and (b) the Administrative Agents shall have received such other approvals, opinions or documents as the Administrative Agents or the Joint Lead Arrangers may reasonably request.

Section 3.03.          Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Paying Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Paying Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.          Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite entity power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Set forth on Schedule 4.01(a) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its formation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(b)           Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(c)           The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

(d)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)           This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party party in accordance with its terms.

(f)            There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction, and there has been no material adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)           The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2007, and the related Consolidated statements of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Borrower, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at March 31, 2007, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2006, there has been no Material Adverse Change and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.  Each reconciliation for the Borrower on a stand-alone basis with respect to each of the financial statements referred to above as at each such date for each such period, duly certified by the Chief Financial Officer of the Borrower, a copy of which has been furnished to each Lender Party, fairly present the financial condition and results of operations of the Borrower on a stand-alone basis as at each such date.

(h)           The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(xi) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(i)            Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k)           Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l)            Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.

(m)          All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(n)           Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(o)           Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans.

(i)            No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii)           Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii)          Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(iv)          Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(p)           Except as otherwise set forth on Part I of Schedule 4.01(p) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(i)            Except as otherwise set forth on Part II of Schedule 4.01(p) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(ii)           Except as otherwise set forth on Part III of Schedule 4.01(p) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(q)           Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(i)            Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(ii)           Set forth on Part I of Schedule 4.01(q) hereto is a complete and accurate list, as of the date hereof, of each taxable year of each Loan Party and each of its Subsidiaries and Affiliates for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(iii)          There are no pending tax audits or examinations, except as set forth on Part II of Schedule 4.01(q) hereof, and no deficiencies or other claims for unpaid taxes are proposed in writing in respect of taxes (Federal, state, local and foreign) due from, or with respect to, any of the Loan Parties, their Subsidiaries or Affiliates or with respect to any tax return filed by, or in respect of, any of them, except as set forth on Part II of Schedule 4.01(q) hereof.

(r)            Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

(s)           Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(t)            Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Debt which will remain outstanding after giving effect to the consummation of the Transaction, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor, together with a true and complete copy of the Indenture and of the form of Senior Notes and of the Convertible Debt Documents.

(u)           Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(v)           Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(w)          Set forth on Schedule 4.01(w) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party or any of its Subsidiaries, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.          Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 and all other laws and regulations relating to money laundering and terrorist activities.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)           Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and

Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(e)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties.

(f)            Visitation Rights.  At any reasonable time and from time to time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i)            Transactions with Affiliates and Excluded Subsidiaries.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (including any Excluded Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j)            Covenant to Guarantee Obligations and Give Security.  Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party (unless, in the case of this clause (y), the Borrower otherwise elects by designating such Subsidiary as an Excluded Subsidiary in a writing delivered to the Joint Lead Arrangers within 15 days after the date of such formation or acquisition, in which case the provisions of this Agreement that by their terms become effective upon the Borrower’s making such election shall thereafter be in effect) or any Subsidiary’s ceasing to be an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary” or (z) the acquisition of any Subject Property by any Loan Party, and such Subject Property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, and in the case of clause (y), may, in each case at the Borrower’s expense:

(i)            in connection with the formation or acquisition of a Subsidiary or any Subsidiary’s ceasing to be an Excluded Subsidiary, within 15 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)           within 15 days after such request, formation or acquisition or any Subsidiary’s ceasing to be an Excluded Subsidiary, furnish to the Collateral Agent a description of the personal properties of the Loan Parties and their respective Subsidiaries constituting Subject Property in detail satisfactory to the Collateral Agent,

(iii)          within 30 days after such request, formation or acquisition or any Subsidiary’s ceasing to be an Excluded Subsidiary, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Collateral Agent pledges, assignments, security agreement supplements and other security agreements, as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of the applicable Loan Party, such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties which constitute Subject Property,

(iv)          within 30 days after such request, formation or acquisition or any Subsidiary’s ceasing to be an Excluded Subsidiary, take, and cause such Subsidiary or such parent to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, and the giving of notices) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Subject Property purported to be subject to the pledges, assignments, security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v)           within 60 days after such request, formation or acquisition or any Subsidiary’s ceasing to be an Excluded Subsidiary, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guaranties, guaranty supplements, pledges, assignments, security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such Subject Property, and as to such other matters as the Collateral Agent may reasonably request,

(vi)          upon the occurrence and during the continuance of a Default, promptly cause to be deposited any and all cash dividends paid or payable to it or any of its Subsidiaries from any of its Subsidiaries from time to time into the Collateral Account, and with respect to all other dividends paid or payable to it or any of its Subsidiaries from time to time, promptly execute and deliver, or cause such Subsidiary to promptly execute and deliver, as the case may be, any and all further instruments and take or cause such Subsidiary to take, as the case may be, all such other action as the Collateral Agent may deem necessary or desirable in order to obtain and maintain from and after the time such dividend is paid or payable a perfected, first priority lien on and security interest in such dividends, and

(vii)         at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements and security agreements.

(k)           Further Assurances.  (i) Promptly upon request by any Agent, or any Lender Party through the Paying Agent, correct, and cause each of its Subsidiaries promptly to correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii)           Promptly upon request by any Agent, or any Lender Party through the Paying Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Paying Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, and

(iii)          In the event that any of the Loan Parties organized under the laws of Virginia or South Carolina have not, as of the date which is 60 days after the Closing Date, been merged into a Subsidiary of the Borrower organized in Delaware, Indiana or Ohio, deliver to the Paying Agent promptly after request therefor an opinion of counsel in Virginia and South Carolina, as applicable, as to the due authorization, execution and delivery by such Subsidiary of the Loan Documents to which it is a party and as to such other matters as the Paying Agent may reasonably request.

(iv)          In the event that RESCO Steel Products Corporation and Roanoke Technical Treatment & Services, Inc. have not, as of the date which is 30 days after the Closing Date, been merged into a Subsidiary of the Borrower certificates representing the shares of which have been delivered to the Collateral Agent, deliver to the Collateral Agent promptly after request therefor certificates representing the Pledged Shares of such entities accompanied by undated stock powers executed in blank.

(l)            Performance of Related Documents.  Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Paying Agent and, upon request of the Paying Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Related Document.

(m)          Preparation of Environmental Reports.  At the request of the Joint Lead Arrangers or the Collateral Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Joint Lead Arrangers or the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Joint Lead Arrangers or the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Joint Lead Arrangers or the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Joint Lead Arrangers, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

(n)           Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Paying Agent of any default by any party with respect to such leases and cooperate with the Paying Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.02.          Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i)            Liens created under the Loan Documents;

(ii)           Permitted Liens;

(iii)          Liens existing on the date hereof and described on Schedule 4.01(u) hereto;

(iv)          purchase money Liens arising from financings upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the Debt secured by Liens permitted by this clause (iv) shall be permitted under Section 5.02(b)(iii)(B);

(v)           Liens on or with respect to the Equity Interests or assets of a newly-formed or newly-acquired Subsidiary granted in connection with financing the formation of, or the acquisition of all of the Equity Interests or all or substantially all of the assets of, such Person, as contemplated in Section 5.02(f)(vii); and

(vi)          Liens not otherwise permitted under this Section 5.02(a); provided that (A) such Liens shall not extend to or cover any Collateral and (B) the book value of the assets subject to such Liens shall not exceed, in the aggregate, 15% of the book value of the Borrower’s Consolidated property, plant and equipment, in each case as such book value is determined in accordance with GAAP.

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)            in the case of the Borrower or a Subsidiary Guarantor,

(A)          Debt in respect of Hedge Agreements permitted under Section 5.02(m) hereof;

(B)           Debt owed to a Subsidiary Guarantor, which Debt (x) shall constitute Pledged Debt, (y) shall be subordinated to the Facilities and on terms acceptable to the Joint Lead Arrangers and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Joint Lead Arrangers and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

(C)           so long as no Event of Default has occurred and is continuing, or would result therefrom, (x) other unsecured Debt and (y) Debt secured by Liens permitted under Section 5.02(a)(vi); provided that before and after giving effect to such Debt, the Borrower is in pro forma compliance with the covenants in Section 5.04, calculated based on the financial statements most recently delivered pursuant to Section 5.03 and as though such Debt had been incurred at the beginning of the four-quarter period covered thereby;

(ii)           in the case of any Subsidiary of the Borrower,

(A)          Debt owed to the Borrower or to a Subsidiary Guarantor, provided that, in each case, such Debt (x) shall constitute Pledged Debt, (y) shall be subordinated to the Facilities and on terms acceptable to the Joint Lead Arrangers and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Joint Lead Arrangers and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

(B)           so long as no Event of Default has occurred and is continuing or would result therefrom, other unsecured Debt in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

(C)           Debt of a newly-formed or newly-acquired Subsidiary owed to a Person financing the formation of such Subsidiary or the acquisition of all of the Equity Interests in or all or substantially all of the assets of such Subsidiary as contemplated by Section 5.02(f)(vii);

(iii)          in the case of the Borrower and its Subsidiaries,

(A)          Debt under the Loan Documents,

(B)           so long as no Event of Default has occurred and is continuing, or would result therefrom, Debt secured by Liens permitted by Section 5.02(a)(v); provided, that before and after giving effect to such Debt, the Borrower is in pro forma compliance with the financial covenants set forth in Section 5.04 hereof calculated based on the financial statements most recently delivered pursuant to Section 5.03 and as though such Debt was incurred at the beginning of the four-quarter period covered thereby, and

(C)           the Surviving Debt, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents, provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing (except by an amount equal to a reasonable premium paid, and reasonable fees and expenses incurred, in connection with such refinancing), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lender Parties than the terms of any agreement or instrument governing the Surviving Debt being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Debt does not exceed the then applicable market interest rate.

(c)           Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(d)           Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)            any Subsidiary of the Borrower may merge into or consolidate with the Borrower (so long as such Subsidiary is a Subsidiary Guarantor) or any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and

(ii)           in connection with any acquisition permitted under Section 5.02(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Subsidiary of the Borrower and such Person shall become a Subsidiary Guarantor hereunder;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation.

(e)           Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, except:

(i)            sales of Inventory in the ordinary course of its business;

(ii)           in a transaction authorized by Section 5.02(d);

(iii)          so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, sales of assets consisting of real property, plant and equipment for cash and for fair value in an aggregate amount for all such dispositions from and after the Closing Date not to exceed, at any time, 10% of the aggregate amount of property, plant and equipment (determined in accordance with GAAP) as reflected on the Borrower’s consolidated balance sheet contained in the financial statements most recently delivered pursuant to Section 5.03(b), it being understood that for the purposes of sales of assets permitted by this clause (iii), the Subject Property related to such assets may be sold in connection therewith;

(iv)          sales, transfers and other dispositions of assets among Loan Parties;

(v)           sales of assets acquired after the Effective Date that do not constitute Collateral under the Loan Documents; it being understood that for the purposes of sales of assets permitted by this clause (v), the Subject Property related to such assets may be sold in connection therewith; and

(vi)          the sale in one transaction or series of related transactions, for cash and for fair value, of all of the Equity Interests or all or substantially all of the assets of a Subsidiary or related group of Subsidiaries of the Borrower that in any case constitute a single business, provided that the fair market value of the Equity Interests and assets so disposed of shall not exceed $250,000,000 in the aggregate.

(f)            Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i)            Investments by (x) the Borrower in Subsidiary Guarantors, (y) Subsidiary Guarantors in the Borrower and other Subsidiary Guarantors, and (z) the Borrower or Subsidiary Guarantors in new Subsidiaries, provided, that such Subsidiaries become Subsidiary Guarantors hereunder;

(ii)           loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding;

(iii)          Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(iv)          Investments existing on the date hereof and described on Schedule 4.01(v) hereto;

(v)           Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(i)(A);

(vi)          Investments consisting of intercompany Debt permitted under Section 5.02(b)(i)(B) or 5.02(b)(ii);

(vii)         so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, other Investments consisting of acquisitions or formations of all or substantially all of the Equity Interests or assets of another Person; provided that with respect to any Investments made under this clause (vii):  (A) if such Investment is in the Equity Interests of such Person, either (1) such Person shall be a Subsidiary Guarantor hereunder or (2) either (x) such acquisition or formation is financed with the proceeds of Indebtedness secured by (and only by) the accounts receivables, inventory and related documents and general intangibles of the Subsidiary so acquired and its respective Subsidiaries, which Indebtedness is not recourse to (including by way of guaranty) the Borrower and its other Subsidiaries or (y) the Borrower otherwise elects in accordance with Section 5.01(j) that such newly-acquired Subsidiary shall be an Excluded Subsidiary; (B) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (C) any company or business acquired or invested in pursuant to this clause (vii) shall be in the same or related line of business as the business of the Borrower or any of its Subsidiaries; (D) immediately after giving effect to the acquisition of a company or business pursuant to this clause (vii), the Borrower shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03 and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the Chief Financial Officer of the Borrower delivered to the Lender Parties demonstrating such compliance; and (E) within 30 days after the acquisition of a company or business pursuant to this clause (vii) the Borrower shall provide revised forecasts of the type referred to in Section 5.03(e) giving pro forma effect to such acquisition;

(viii)        so long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, Investments in other Persons that are not controlled by the Borrower up to an aggregate amount of 10% of the consolidated total assets of the Borrower (determined in accordance with GAAP) as reflected on the Borrower’s consolidated balance sheet contained in the financial statements most recently delivered pursuant to Section 5.03(b); and

(ix)           Investments in Mesabi Nugget; provided, that, both before and after giving effect to any such Investment the Borrower is in pro forma compliance with the covenants contained in Section 5.04, calculated based on the financial statements most recently delivered to the Lender Parties pursuant to Section 5.03 and as though such Investment had occurred at the beginning of the four-quarter period covered thereby.

(g)           Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) through (iv) below or would result therefrom:

(i)            the Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower, (B)  purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights and (C) purchase, redeem, retire or defease any Debt that is convertible into Equity Interests,

(ii)           any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary and (C) accept capital contributions from its parent to the extent permitted under Section 5.01(f)(i),

(iii)          the Borrower may make payments restricted by this Section 5.02(g) so long as immediately after giving pro forma effect to such payment, the Total Debt/Consolidated EBITDA Ratio is no higher than 3.50:1.00; provided however during any fiscal quarter of the Borrower that the Total Debt/Consolidated EBITDA Ratio exceeds 3.50:1.00, then the Borrower may declare and pay dividends and distributions restricted by this Section 5.02(g) so long as the aggregate amount of such dividends or distributions does not exceed $25,000,000 for such fiscal quarter.

(iv)          so long as no Default has occurred and is continuing or would result therefrom, the Borrower may make payments of contractual dividends on convertible equity securities.

(h)           Amendments of Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in any respect which could be materially adverse to the interest of the Lender Parties.

(i)            Accounting Changes.  Make or permit any change in (i) accounting policies or reporting practices, except as required or permitted by GAAP, or (ii) Fiscal Year.

(j)            Amendment, Etc., of Related Documents.  Cancel or terminate any Related Document (except in connection with the prepayment of any Debt permitted to be prepaid hereunder) or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing.

(k)           Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt and (B) any purchase money Debt permitted by Section 5.02(b)(iii)(B) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt.

(l)            Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(m)          Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions other than in any event transactions entered into in the ordinary course of business consistent with past practice; it being understood, however, that the Borrower may engage in interest rate management transactions that are not speculative so long as the other requirements of this Agreement are complied with.

(n)           Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and (ii) any agreement or instrument evidencing Surviving Debt.

(o)           Borrowing Base Covenant.  At any time after (i) any assets of a type that would constitute Collateral have been pledged by any Subsidiary to any Person financing a transaction permitted under Section 5.02(f)(vii) or (ii) the Borrower has elected to designate a newly-formed or newly-acquired Subsidiary as an Excluded Subsidiary as permitted under Section 5.01(j), then, the Borrower shall not permit at any time thereafter the aggregate of (x) 85% of the book value of the accounts receivable that constitute Collateral and (y) 65% of the book value of the inventory that constitutes Collateral to be less than the sum of (A) the aggregate principal amount outstanding under the Revolving Credit Facility at such time (including outstanding Letters of Credit and Swing Line Advances) plus (B) the aggregate amount of obligations outstanding under Secured Cash Management Agreements at such time plus (C) the aggregate Agreement Value of all Secured Hedge Agreements at such time.

Section 5.03.          Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:

(a)           Default Notice.  As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b)           Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders together with a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, and (ii) a schedule in form satisfactory to the Joint Lead Arrangers of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d)           Monthly Certificate.  To the extent that (i) any assets of a type that would constitute Collateral have been pledged by any Subsidiary to any Person financing a transaction permitted under Section 5.02(f)(vii) or (ii) the Borrower has elected to designate a Subsidiary as an Excluded Subsidiary as permitted under Section 5.01(j), then, as soon as available and in any event within 15 days after the end of each month, a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Joint Lead Arrangers and the Administrative Agents, demonstrating that the aggregate of (x) 85% of the book value of the accounts receivable that constitute Collateral, and (y) 65% of the book value of the inventory that constitutes Collateral exceeds the sum of (A) the aggregate principal amount outstanding under the Revolving Credit Facility (including outstanding Letters of Credit and Swing Line Advances plus (B) the aggregate amount of obligations outstanding under Secured Cash Management Agreements at such time plus (C) the aggregate Agreement Value of all Secured Hedge Agreements at such time.

(e)           Annual Forecasts.  As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Joint Lead Arrangers, of balance sheets, income statements and cash flow statements on an annual basis for the Fiscal Year following such Fiscal Year and for each Fiscal Year thereafter until the Termination Date.  Such forecasts shall set forth a statement of the principal assumptions reflected therein.

(f)            Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings in which the amount involved is in excess of $25,000,000 before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g)           Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(h)           Creditor Reports.  (i) Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Senior Notes, and (ii) promptly after the furnishing thereof, copies of any default notice furnished to any holder of Debt securities in the aggregate outstanding in excess of $25,000,000 of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(i)            Agreement Notices.  Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Paying Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Paying Agent may reasonably request.

(j)            Revenue Agent Reports.  Within 10 days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth positive adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $25,000,000 or more.

(k)           ERISA.  ERISA Events and ERISA Reports.  (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(i)            Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(ii)           Plan Annual Reports.  Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iii)          Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(l)            Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(m)          Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Paying Agent, may reasonably specify.

(n)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent or the Joint Lead Arrangers, or any Lender Party through the Paying Agent, may from time to time reasonably request.

Section 5.04.          Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a)           Total Debt to Consolidated EBITDA Ratio.  Maintain at all times a Total Debt/Consolidated EBITDA Ratio of not more than 5.00 : 1.00.

(b)           Interest Coverage Ratio.  Maintain at all times an Interest Coverage Ratio of not less than 2.00 : 1.00.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.          Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within two Business Days after the same becomes due and payable; or

(b)           any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)           the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(e), (f), (i), (j), (m) or (p), 5.02, 5.03 or 5.04; provided that the Borrower shall have a cure period of three Business Days for any failure to perform or observe the covenant contained in Section 5.02(p); or

(d)           any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or

(e)           any Loan Party, any of its Subsidiaries or any Excluded Subsidiary to the extent its Obligations are guaranteed by a Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party, such Subsidiary or such Excluded Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)            any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unpaid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j)            any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(k)           a Change of Control shall occur; or

(l)            any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $3,000,000; or

(m)          any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $3,000,000 or requires payments exceeding $500,000 per annum; or

(n)           any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $3,000,000;

then, and in any such event, the Paying Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to any Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Standby Letter of Credit issued by it, and such Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02.          Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Paying Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Paying Agent or the Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Paying Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Paying Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS, ETC.

Section 7.01.          Authorization and Action.  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Joint Lead Arrangers and each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Joint Lead Arrangers and such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent nor the Joint Lead Arrangers shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent nor the Joint Lead Arrangers shall be required to take any action that exposes such Agent nor the Joint Lead Arrangers to personal liability or that is contrary to this Agreement or applicable law.  Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02.          Reliance, Etc.  Neither the Joint Lead Arrangers nor any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Joint Lead Arrangers and each Agent:  (a) may treat the payee of any Note as the holder thereof until, in the case of the Paying Agent, the Paying Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent or the Joint Lead Arrangers, such Agent or the Joint Lead Arrangers has received notice from the Paying Agent that it has received and accepted such Assignment and Assumption, in each case as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03.          Bank of America, N.A., National City Bank, Wells Fargo Bank, National Association and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, each of Bank of America, N.A., National City Bank and Wells Fargo Bank, National Association shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Bank of America, N.A., National City Bank and Wells Fargo Bank, National Association in their respective individual capacities.  Bank of America, N.A., National City Bank and Wells Fargo Bank, National Association  and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Bank of America, N.A., National City Bank and Wells Fargo Bank, National Association were not Agents and without any duty to account therefor to the Lender Parties.

Section 7.04.          Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent, the Joint Lead Arrangers or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05.          Indemnification.

(a)           Each Lender Party severally agrees to indemnify each Lead Arranger and each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Lead Arranger’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction with respect to such Agent or the Joint Lead Arrangers, as the case may be.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Joint Lead Arrangers and each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Lead Arranger or such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)           Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)           For purposes of this Section 7.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to such Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 7.06.          Successor Agents.  Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except in the case of any collateral security held by any Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.07.          The Joint Lead Arrangers, the Syndication Agent and the Documentation Agent.  It is understood and agreed by all parties hereto that neither the Joint Lead Arrangers, nor the Syndication Agent, nor the Documentation Agent shall have any duties or responsibilities under this Agreement (except, as to the Joint Lead Arrangers, for certain approval rights expressly provided for herein), and shall have no liability for any actions taken or not taken in connection with this Agreement or the other Transaction Documents.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.          Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:  (i) decrease the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (ii) reduce or limit the obligations of any Guarantor under Section 1 of the Guaranty issued by it or, except in connection with a permitted asset sale, release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Obligations owing to the Agents and the Lender Parties, in each case if such reduction, release or limitation is in respect of all or substantially all of the value of the Guaranties, (iii) release all or substantially all of the Collateral in any transaction or series of related transactions, (iv) amend Section 2.13 or this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender (other than any Lender that is, at such time, a Defaulting Lender) that has a Commitment under the Revolving Credit Facility if such Lender is directly affected by such amendment, waiver or consent, (i) increase the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, the Notes held by such Lender or any fees or other amounts payable hereunder to such Lender, (iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or an Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of such Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

Section 8.02.          Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 6714 Pointe Inverness Way, Fort Wayne, Indiana 46804, Attention:  Theresa E. Wagler (facsimile 260-969-3587); if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent, at its address at 629 Euclid Avenue, Locator 01-3028, Cleveland, OH 44114, Attention: Brigitte McLin (facsimile 216-222-0192); and if to the Paying Agent, at its address at 629 Euclid Avenue, Locator 01-3028, Cleveland, OH 44114, Attention: Candace Marsky (facsimile 216-222-0012) and with respect to notices and/or deliveries pursuant to Section 5.03 with a copy to 110 West Berry Street, Suite 800, Fort Wayne, IN 46802, Attention: David McNeely (facsimile 260-461-6238); or, as to the Borrower or the Paying Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Paying Agent.  All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b)           Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Paying Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Paying Agent and the applicable Lender.  The Paying Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 8.03.          No Waiver; Remedies.  No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.04.          Costs and Expenses.  (a)  The Borrower agrees to pay on demand (i) all costs and expenses of the Joint Lead Arrangers and, after the Initial Extension of Credit, and except as otherwise provided in this Agreement, also each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Joint Lead Arrangers and, after the Initial Extension of Credit, also each Agent with respect thereto, including the reasonable fees and expenses of Shearman & Sterling LLP with respect to advising the Joint Lead Arrangers or such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, it being understood and agreed that with respect to the payment of legal fees and expenses, unless and until the circumstances set forth in clause (ii) below shall occur, the Borrower shall only be responsible for the fees and expenses of Shearman & Sterling LLP and any local counsel selected by it in connection with any and all of the foregoing), and (ii) all costs and expenses of each of the Joint Lead Arrangers, each Agent and each Lender Party in connection with the enforcement of and/or the protection of its rights under the Loan Documents and Advances made and Letters of Credit issued hereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, or any workout, restructuring or negotiations in respect of the Loan Documents, such Advances or such Letters of Credit (including, without limitation, the reasonable fees and expenses of counsel for each of the Joint Lead Arrangers, the Administrative Agents and each Lender Party with respect thereto).

(b)           The Borrower agrees to indemnify, defend and save and hold harmless each of the Joint Lead Arrangers, each Agent, each Lender Party and each of their Affiliates and their respective partners, officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, settlement costs, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any actual or prospective claim, investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents, the performance by the parties hereto of their respective obligations hereunder or thereunder or any of the transactions contemplated thereby or (ii) the actual or alleged presence or release of Hazardous Materials on any property owned or operated by any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY.  The Borrower also agrees not to assert, and hereby waives, any claim against any Lead Arranger, Agent, any Lender Party or any of their Affiliates, or any of their respective partners, officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Paying Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05.          Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Paying Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured.  Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

Section 8.06.          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Paying Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 8.07.          Assignments and Participations.

(a)           Each Lender may, and (following a demand by such Lender pursuant to Section 2.10 or 2.12) upon at least five Business Days’ notice to such Lender and the Paying Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Paying Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Paying Agent, for its acceptance (other than as to assignments to then existing Lenders and/or their Affiliates) and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and together with a processing and recordation fee in the amount of $3,500; provided, however, that the processing and recordation fee set forth in sub-clause (iv) above shall not be payable (A) with respect to an assignment by any Lender Party to an Affiliate or an Approved Fund of such Lender Party, or (B) with respect to an assignment (x) which is both by and to an existing Lender Party or (y) with a stated effective date occurring prior to the 90th day after the Effective Date hereof.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or an Issuing Bank, as the case may be, hereunder and (ii) the Lender or an Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or an Issuing Bank’s rights and obligations under this Agreement, such Lender or such Issuing Bank shall cease to be a party hereto).

(c)           By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.

(d)           The Paying Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Paying Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Paying Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(f)            Each Issuing Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee and the parties to each such assignment shall execute and deliver to the Paying Agent, for its acceptance and recording in the Register, an Assignment and Assumption.

(g)           Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral.

(h)           Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.08.          Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.09.          No Liability of the Issuing Banks.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Agents, the Lenders nor any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; (d) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), or any error in interpretation of technical terms therein; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 8.10.          Confidentiality.  Each Agent and each Lender Party shall hold all information supplied by the Borrower or any of its Subsidiaries that is marked confidential (the “Confidential Information”) confidential in accordance with its customary practices for handling confidential information, provided that, in any event, disclosure may be made without the consent of the Borrower, (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender Party or any of its Affiliates, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) on a confidential basis to swap counterparties in connection with hedging transactions entered into by a Lender Party with respect to a Loan Party or any of obligations of a Loan Party and (f) as may be reasonably necessary in connection with the enforcement of the rights and remedies of the Lender Parties under the Loan Documents.

Section 8.11.          Release of Collateral.  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, and the Lender Parties hereby authorize the Collateral Agent to, all at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

Section 8.12.          Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”) and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.13.          Governing Law.  Each Loan Document (other than the Letters of Credit, to the extent specified below and except as otherwise expressly set forth in a Loan Document) will each be deemed to be a contract made under and governed by the laws of the State of New York (including for such purpose Sections 5-1407 and 5-1402 of the General Obligations Law of the State of New York).  Each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or the related Letter of Credit Agreement, or if no laws or rules are designated, the International Standby Practices (ISP98 — International Chamber of Commerce Publication Number 590 (the “ISP Rules”)) and, as to matters not governed by the ISP Rules, the internal laws of the State of New York.  The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 8.14.          Reallocation and Assignment of Existing Facility.  The credit extensions and commitments made by the Existing Lenders and outstanding pursuant to the Existing Credit Agreement and not refinanced in connection with the Refinancing, shall be assigned without recourse and re-allocated among the Lenders so that, and credit extensions and commitments shall be made by the Lenders pursuant to this Agreement so that, from and after the Effective Date, the respective commitments and credit extensions of the Lenders shall be in accordance with Schedule I.  Credit extensions made by Existing Lenders and not so assigned shall, effective as of the Effective Date, be evidenced and governed by this Agreement and the Loan Documents.

Section 8.15.          Effect of this Agreement.  This Agreement amends and restates the Existing Credit Agreement in its entirety and is entitled to the benefit of all existing Loan Documents.  Any reference in any other Loan Document to the “Credit Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Credit Agreement shall mean and refer to this Agreement.  Any reference in any other Loan Document to the “Obligations” or any similar term including or referencing obligations under the Existing Credit Agreement shall include and reference the Obligations as defined in this Agreement.  All Obligations under the Existing Credit Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Existing Credit Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.  The security interests granted pursuant to any Loan Documents shall, as modified hereby, continue in full force and effect, and are hereby affirmed, with respect to this Agreement and the Obligations as defined herein.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document, the terms and provisions of this Agreement shall govern.

Section 8.16.          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement severally provided by the Administrative Agents, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agents, the Joint Lead Arrangers and the Lenders (severally), on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agents, the Joint Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agents, nor the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agents nor the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agents, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.17.          Patriot Act Notice.  Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names and addresses and other information that will allow it to identify each Loan Party in accordance with the Patriot Act.

Section 8.18.        Waiver of Jury Trial.  Each of the Borrower, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STEEL DYNAMICS, INC.

By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

BANC OF AMERICA SECURITIES LLC,
as a Joint Lead Arranger

By	/s/ Timothy Munte
Name: Timothy Munte
Title: Principal

BANK OF AMERICA, N.A.
as Documentation Agent and Syndication Agent

By	/s/ David G. McCauley
Name: David G. McCauley
Title: Principal

NATIONAL CITY BANK,
as a Joint Lead Arranger

By	/s/ David G. McNeely
Name: David G. McNeely
Title: Senior Vice President

NATIONAL CITY BANK,
as Administrative Agent, Syndication Agent and Swing Line Bank

By	/s/ David G. McNeely
Name: David G. McNeely
Title: Senior Vice President

NATIONAL CITY BANK,
as Collateral Agent

By	/s/ David G. McNeely
Name: David G. McNeely
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Paul A. O’Mara
Name: Paul A. O’Mara
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent and as Lender

By	/s/ Matthew N. McAlpine
Name: Matthew N. McAlpine
Title: Its Duly Authorized Signatory

BMO Capital Markets Financing, Inc.,
as Documentation Agent and as Lender

By	/s/ Thad D. Rusche
Name: Thad D. Rusche
Title: Director

FIFTH THIRD BANK,
as Documentation Agent and as Lender

By	/s/ David O’Neal
Name: David O’Neal
Title: Vice President

Initial Issuing Bank

NATIONAL CITY BANK

By	/s/ David G. McNeely
Title: Senior Vice President

Swing Line Bank

NATIONAL CITY BANK

By	/s/ David G. McNeely
Title: Senior Vice President

Lender

ABN AMRO Bank, N.V.,

By	/s/ Kris A. Grosshans
Name: Kris A. Grosshans
Title: Managing Director

By	/s/ Ece Bennett
Name: Ece Bennett
Title: Director

Lender

THE NORTHERN TRUST COMPANY

By	/s/ Jared T. Hall
Name: Jared T. Hall
Title: Vice President

Lender

WELLS FARGO BANK, N.A.

By	/s/ Paul A. O’Mara
Name: Paul A. O’Mara
Title: Senior Vice President

Lender

PNC BANK NATIONAL ASSOCIATION

By	/s/ Louis K. McLinden
Name: Louis K. McLinden
Title: Managing Director

Lender

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Lender

J.P. MORGAN CHASE BANK, N.A.

By	/s/ Linda Meyer
Name: Linda Meyer
Title: Vice President

Lender

By	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory
Morgan Stanley Bank

Lender

CITIBANK, N.A.

By	/s/ Peter Dillon
Name: Peter Dillon
Title: Vice President

Schedule A to the
Credit Agreement

EXISTING LETTERS OF CREDIT

1.                                       Irrevocable Standby Letter of Credit issued March 8, 2002 in the amount of $1,500,000.00 by Harris N.A. for the benefit of Northeastern Rural Electric Member Corporation, originally identified as Number SPL90007608, as amended October 20, 2003 and thereafter known as Irrevocable Standby Letter of Credit No. HACH19881OS, as further amended March 22, 2004, March 1, 2005, March 8, 2006 and March 7, 2007 to extend expiration through March 11, 2008, and as amended September 26, 2005 to increase the amount to $3,000,000.

2.                                       Irrevocable Standby Letter of Credit issued March 22, 2004 in the amount of $1,000,000.00 by Harris N.A. for the benefit of Northeastern Rural Electric Member Corporation, identified as Number HACH69008OS, as further amended March 11, 2005, March 8, 2006 and March 7, 2007 to extend expiration through March 11, 2008.

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.	$90,000,000		On file with the Paying Agent	On file with the Paying Agent
National City Bank	$90,000,000	$100,000,000	On file with the Paying Agent	On file with the Paying Agent
General Electric Capital Corporation	$100,000,000		On file with the Paying Agent	On file with the Paying Agent
BMO Capital Markets	$75,000,000		On file with the Paying Agent	On file with the Paying Agent
Fifth Third Bank (Central Indiana)	$75,000,000		On file with the Paying Agent	On file with the Paying Agent
Wells Fargo Bank, N.A.	$75,000,000		On file with the Paying Agent	On file with the Paying Agent
PNC Bank, National Association	$45,000,000		On file with the Paying Agent	On file with the Paying Agent
Morgan Stanley Senior Funding, Inc.	$45,000,000		On file with the Paying Agent	On file with the Paying Agent
ABN Amro	$40,000,000		On file with the Paying Agent	On file with the Paying Agent
Goldman Sachs Credit Partners L.P.	$40,000,000		On file with the Paying Agent	On file with the Paying Agent
JPMorgan Chase Bank, N.A.	$30,000,000		On file with the Paying Agent	On file with the Paying Agent
The Northern Trust Company	$25,000,000		On file with the Paying Agent	On file with the Paying Agent
Citibank, N.A.	$20,000,000		On file with the Paying Agent	On file with the Paying Agent
Total	$750,000,000	$100,000,000

Schedule II

To the Credit Agreement

SUBSIDIARY GUARANTORS

SDI Investment Company

103 Foulk Road, Suite 200

Wilmington, DE  19803

New Millennium Building Systems, LLC

6115 County Road 42

Butler, IN 46721

Steel Dynamics Sales North America, Inc.

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Roanoke Electric Steel Corporation

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Steel Holdings, Inc.

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Steel Dynamics Ferrous Resources, LLC

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Shredded Products, LLC

700 Commerce Road

Rocky Mount, VA  24151

John W. Hancock, Jr., LLC

2535 Duiguids Lane

Salem, VA  24153

New Millennium Buildings Systems, Inc.

PO Box 671

Florence, SC  29503-0671

SOCAR of Ohio, Inc.

PO Box 216

Continental, OH  45831

RESCO Steel Products Corporation

PO Box 13948

Roanoke, VA  24038

Roanoke Technical Treatment & Services, Inc.

PO Box 13948

Roanoke, VA  24038

Steel of West Virginia, Inc.

PO Box 2547

Huntington, WV  25726-2547

SWVA, Inc.

PO Box 2547

Huntington, WV  25726-2547

Marshall Steel, Inc.

PO Box 2547

Huntington, WV  25726-2547

Steel Ventures, Inc.

PO Box 13948

Roanoke, VA  24038

Shredded Products II, LLC

6714 Pointe Inverness Way, Suite 200

Fort Wayne, IN 46804

Schedule 4.01(a)

To the Credit Agreement

SCHEDULE 4.01(a) TO THE CREDIT AGREEMENT

Loan Party	Principal Place of Business	Taxpayer Identification Number	Jurisdiction of Organization

Steel Dynamics, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	35-1929476	Indiana

4500 County Road 59 Butler, DeKalb County, IN 46721

2601 County Road 700 East Columbia City, Whitley County, IN 46725

800 N. County Road 225E Pittsboro, IN 46167

4500 County Road 59 Butler, DeKalb County, IN 46721

5134 Loop Road Jeffersonville, IN 47130

SDI Investment Company	103 Foulk Road Wilmington, DE 19803	51-0397408	Delaware

New Millennium Building Systems, LLC	6115 County Road 42 Butler, IN 46721	35-2083989	Indiana

Steel Dynamics Sales North America, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	32-0042039	Indiana

Roanoke Electric Steel Corporation	102 Westside Blvd. NM Roanoke, VA 24017	20-3663442	Indiana

Steel Holdings, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	20-3663551	Indiana

Steel Dynamics Ferrous Resources, LLC	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	20-3663686	Indiana

Shredded Products, LLC	700 Commerce Road Rocky Mount, VA 24151	54-0891585	Virginia

John W. Hancock, Jr., LLC	2535 Duiguids Lane Salem, VA 24153	54-0460919	Virginia

New Millennium Building Systems, Inc.	2527 E. National Cemetery Road Florence, SC 29506	57-0477521	South Carolina

SOCAR of Ohio, Inc.	21739 St. Rt. 109 Continental, OH 45831	34-1097158	Ohio

RESCO Steel Products Corporation	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	54-1394232	Virginia

Roanoke Technical Treatment & Services, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	54-1529955	Virginia

Steel of West Virginia, Inc.	17th Street & 2nd Avenue Huntington, WV 25726	55-0684304	Delaware

SWVA, Inc.	17th Street & 2nd Avenue Huntington, WV 25726	55-0621605	Delaware

Marshall Steel, Inc.	1555 Harbor Avenue Memphis, TN 38113	62-1527726	Delaware

Steel Ventures, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Allen County, IN 46804	55-0740037	Delaware

Shredded Products II, LLC	110 Parma R Rd. Johnson City, TN 37604	20-8714353	Indiana

808 Lynn Avenue Elizabethton, TN 37643

Schedule 4.01(b)

To the Credit Agreement

SUBSIDIARIES OF LOAN PARTY

STEEL DYNAMICS, INC.

Entity	Jurisdiction of Incorporation or Organization	Owner of Equity Interests	No. Shares/Equity Units Authorized	No. Outstanding	Percentage Owned	Shares Covered by Options, Warrants, etc.

SDI Investment Company	Delaware	Steel Dynamics, Inc.	1000	100	100%	None

New Millennium Building Systems, LLC	Indiana	Steel Dynamics, Inc.	1,000,000	1,000,000	100%	None

Steel Dynamics Sales North America, Inc.	Indiana	Steel Dynamics, Inc.	1000	100	100%	None

Roanoke Electric Steel Corporation	Indiana	Steel Dynamics, Inc.	1000	100	100%	None

Steel Holdings, Inc.	Indiana	Steel Dynamics, Inc.	1000	100	100%	None

Steel Dynamics Ferrous Resources, LLC	Indiana	Steel Holdings, Inc.	N/A	N/A	100%	N/A

Shredded Products, LLC	Virginia	Roanoke Electric Steel Corporation	N/A	N/A	100%	N/A

John W. Hancock, Jr., LLC	Virginia	Roanoke Electric Steel Corporation	N/A	N/A	100%	N/A

New Millennium Building Systems, Inc.	South Carolina	Roanoke Electric Steel Corporation	200,000	50,700	100%	None

SOCAR of Ohio, Inc.	Ohio	New Millennium Building Systems, Inc.	500	500	100%	None

RESCO Steel Products Corporation	Virginia	Roanoke Electric Steel Corporation	1000	1000	100%	None

Roanoke Technical Treatment & Services, Inc.	Virginia	Roanoke Electric Steel Corporation	1000	1000	100%	None

Steel of West Virginia, Inc.	Delaware	Roanoke Electric Steel Corporation	1000	100	100%	None

SWVA, Inc.	Delaware	Steel of West Virginia, Inc.	200	200	100%	None

Marshall Steel, Inc.	Delaware	Steel of West Virginia, Inc.	1000	1000	100%	None

Steel Ventures, Inc.	Delaware	Steel of West Virginia, Inc.	1000	1000	100%	None

Shredded Products II, LLC	Indiana	Steel Dynamics, Inc.	N/A	N/A	100%	N/A

Schedule 4.01(d)

To the Credit Agreement

AUTHORIZATIONS, APPROVALS, ACTIONS, NOTICES AND FILINGS

None.

Schedule 4.01(f)

To the Credit Agreement

DISCLOSED LITIGATION

None.

Schedule 4.01(o)

To the Credit Agreement

PLANS, MULTIEMPLOYER PLANS AND WELFARE PLANS

(Applicable to Steel Dynamics, Inc. and all wholly owned subsidiaries)

1.                                       Profit Sharing and Retirement Savings Plan.  (#001)  Steel Dynamics, Inc. sponsors a Profit Sharing and Retirement Savings Plan (a “qualified plan” for federal income tax purposes) for eligible employees.  With respect to retirement savings, employees may contribute on a pre-tax basis or on an after-tax basis a percentage of their eligible compensation; an employer matching contribution may be made subject to a minimum matching contribution of 5% of the employee’s pre-tax or after-tax contribution, not to exceed 50% of the employee’s pre-tax or after-tax contribution; the profit sharing contribution is funded annually with an amount calculated by applying a variable percentage to a pool of funds equivalent to 7% of the company’s pre-tax profits.

2.                                       Health and Dental Plan.  (#502)  Steel Dynamics, Inc. offers a health and dental insurance plan to its eligible employees.  The plan is self-funded, but includes reinsurance for claims exceeding $150,000.

3.                                       Long-term Disability Plan.  (#502)  Steel Dynamics, Inc. offers a long-term disability insurance benefit to eligible employees.  The insurance becomes effective after 90 days an employee’s disability, and pays a percentage of the employee’s regular salary.

4.                                       Cafeteria Plan.  (#501)  Steel Dynamics, Inc. offers a cafeteria plan for all eligible employees.  This plan permits employees to have pre-tax dollars withheld from their paychecks for payment of medical and other expenses.  This plan does not involve any contribution of funds by the company.

5.                                       Group Term Insurance Plan.  (#504)  Steel Dynamics, Inc. offers a group life insurance plan to all eligible employees.  The insurance provides a benefit equal to an employee’s salary, not to exceed $600,000, upon the employee’s death.

6.                                       Group Accidental Death and Dismemberment Plan.  (#505)  Steel Dynamics, Inc. offers a group accidental death and dismemberment insurance plan to all eligible employees.

7.                                       Educational Assistance Plan.  (#506)  Steel Dynamics, Inc. offers an education assistance plan to all eligible employees.

8.                                       Incentive Stock Option Plan.  Steel Dynamics, Inc. offers an Incentive Stock Option Plan to all full-time employees of the company and its wholly-owned subsidiaries.

9.                                       Employee Stock Purchase Plan.  Steel Dynamics, Inc. offers the opportunity to purchase common stock of Steel Dynamics, Inc. to all eligible employees through payroll deductions at fair market value.

Schedule 4.01(p)

To the Credit Agreement

ENVIRONMENTAL DISCLOSURE

Part I

None.

Part II

None.

Part III

None.

Schedule 4.01(q)

To the Credit Agreement

OPEN YEARS

Part I

The years 1999 through 2005 are Open Years.

Part II

Steel Dynamics, Inc. & Subsidiaries was audited by the Internal Revenue Service for the years 1999 through 2001; proposed deficiencies in the amount of $400,867 (before interest and penalties) has been approved by the Appeals Division of the IRS and has been forwarded to the Joint Committee for final approval.

Steel Dynamics, Inc. has filed an appeal in the Indiana Tax Court against the State of Indiana due to their denial of refund of sales and use tax claims filed by Steel Dynamics, Inc. and its Subsidiaries for periods between 2000 and 2003.

The Indiana Department of Revenue is auditing Steel Dynamics, Inc. & Subsidiaries income tax returns for the years 2000 through 2005.  Information has been provided by Steel Dynamics, Inc. pursuant to requests by the State but there have been no assessments or deficiencies issued at this time.

The Minnesota Department of Revenue is reviewing Steel Dynamics, Inc. & Subsidiaries for income tax liabilities for the years 2000 through 2005.  Information has been provided by Steel Dynamics, Inc. pursuant to requests by the State but there have been no assessments or deficiencies issued at this time.

Schedule 4.01(s)

To The Credit Agreement

EXISTING DEBT SCHEDULE

(OTHER THAN SURVIVING DEBT)

Steel Dynamics, Inc.

1.                                       The debt owing under the existing 2005 Credit Agreement in the amount of $150,000,000.

Schedule 4.01(t)

To the Credit Agreement

SURVIVING DEBT SCHEDULE

Steel Dynamics, Inc. (“SDI”)

1.                                       SDI entered into a loan agreement, security agreement and financing statement dated as of November 1, 1998 with Whitley County, Indiana under the terms of which Whitley County loaned SDI $10 million, representing the proceeds of Whitley County’s Solid Waste and Sewage Disposal Revenue Bonds (the “1998 Whitley County Bonds”) to finance certain solid waste and sewage disposal facilities constituting part of our Whitley County plant.  The final maturity date of the 1998 Whitley County Bonds is November 1, 2018, and they are secured by certain machinery and equipment at SDI’s structural mini-mill in Whitley County, Indiana, including approximately 13 overhead cranes and 2 rollshop lathes.  The unpaid principal balance on the 1998 Whitley County Bonds at March 31, 2007 is $8,770,000.

2.                                       SDI entered into a Taxpayer Agreement dated as of January 1, 1999 between the Whitley County Redevelopment Commission and SDI under the terms of which SDI has agreed to pay “additional rentals” in connection with an equipment sublease dated as of January 1, 1999 by and between the Whitley County Redevelopment Commission as sublessor and Steel Dynamics, Inc. as sublessee, including “tax incremental shortfall” which is defined as the difference, if any, between the tax increment collected and deposited with the bond trustee for the Whitley County Holding Corporation Economic Development Lease Rental Taxable Bonds of 1999, Series A in the original principal amount of $13,080,000 (the “1999 TIF Bonds”) and the corresponding principal and interest due on the 1999 TIF Bonds, provided such shortfall is attributable to a change in the civil taxing unit’s tax rate occurring as a result of changes to existing statutes and regulations.

3.                                       Revolving Promissory Note in favor of SDI Investment Company in the amount of $54,225,000 at March 31, 2007 with a maturity of December 31, 2007.

4.                                      Obligation in favor of the Wabash Valley Power Association, Inc., relating to transmission facilities.  The debt, in the amount of approximately $8,599,094 at March   31, 2007, arises from the cost to construct the power transmission line and facilities to the Whitley County mill.  Since SDI is the only beneficial user of the lines, SDI is paying for them over a ten year period (20 year amortization with a balloon at the end of ten years), but will not take title to the lines and facilities.

5.             $500,000,000 of the Company’s 6 ¾ % Senior Notes due 2015.

6.             $37,500,000 of the Company’s 4% Convertible Subordinated Notes due 2012.

Roanoke Electric Steel Corporation

1.               Capital leases in the amount of $159,787 at March 31, 2007.

Steel Dynamics Sales North America, Inc.

None.

SDI Investment Company

None.

New Millennium Building Systems, LLC

None.

Steel Holdings, Inc.

None.

Steel Dynamics Ferrous Resources, LLC

None.

Shredded Products, LLC

None.

John W. Hancock, Jr., LLC

None.

New Millennium Building Systems, Inc.

None.

SOCAR of Ohio, Inc.

None.

RESCO Steel Products Corporation

None.

Roanoke Technical Treatment & Services, Inc.

None.

Steel of West Virginia, Inc.

None.

SWVA, Inc.

None.

Marshall Steel, Inc.

None.

Steel Ventures, Inc.

None.

Shredded Products II, LLC

None.

Schedule 4.01(u)

To the Credit Agreement

LIENS — STEEL DYNAMICS, INC.

LIENHOLDER	AMOUNTS SECURED	SUBJECT PROPERTY
Indiana Michigan Power Company One Summit Square P.O. Box 60 Fort Wane, IN 46801

All right, title, interest, claims and demands of the debtor, in, to and under a contract for the supply of a substation with static var system and power distribution equipment between Debtor and GE Power Delivery Systems, Schenectady, New York for the construction of a 340 kilovolt-34.5 kilovolt substation and related facilities in DeKalb County, Indiana and all supplements and amendments thereto

NMHG Financial Services Inc. 44 Old Ridgebury Road Danbury, CT 06810		Leased Equipment [lease]

Industrial Services of America, Inc. P.O. Box 32428 Louisville, KY 40232		17 Containers/Self-dumping Hoppers

Marlin Leasing Corp. 300 Fellowship Road Mount Laurel, NJ 08054		Leased equipment/(23) AF2 [lease]

VFS Leasing Co. P.O. Box 26131 Greensboro, NC 27402		2007 Volvo L220E [lease]

LIENS – JOHN W. HANCOCK JR., LLC

LIENHOLDER	AMOUNTS SECURED	SUBJECT PROPERTY
Amano Business Credit 2081 SE Ocean Blvd. Suite 2A Stuart, FL 34996		1 Kip 6054 STF System with Printer and Scanner

LIENS – STEEL OF WEST VIRGINIA, INC.

LIENHOLDER	AMOUNTS SECURED	SUBJECT PROPERTY
P.C. Campana, Inc. 1374 East 28th Street Lorain, OH 44055		One (1) two-path wire feeder

LIENS — SOCAR OF OHIO, INC.

LIENHOLDER	AMOUNTS SECURED	SUBJECT PROPERTY
Dell Financial Services L.P. 12234 N. IH-35, Bldg. B Austin, TX 78753		Computer equipment and peripherals

LIENS — SWVA, INC.

LIENHOLDER	AMOUNTS SECURED	SUBJECT PROPERTY
Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510 2nd Secured Party: Jefferds Corporation PO Box 757 St. Albans, WV 25177		Two (2) Forklift Trucks [lease]

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510		One (1) used 1990 Marklift Model 62C Boomlift

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) Model 7FDU35 Forklift

Intech Funding Corp. 201 East Huntington Drive Suite 201 Monrovia, CA 91016	One (1) Leadwell CNC Turning Center Model LTC-30CPL

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) 2004 Forklift

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) 2004 Forklift Truck

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	Two (2) Forklift Trucks

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	Two (2) Forklift Trucks

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) Forklift Truck

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) 2005 Forklift

Toyota Motor Credit Corporation P.O. Box 3457 Torrance, CA 90510	One (1) Forklift

LIENS – STEEL DYNAMICS SALES NORTH AMERICA, INC.

NONE.

LIENS – SDI INVESTMENT COMPANY

NONE.

LIENS – NEW MILLENNIUM BUILDING SYSTEMS, LLC

NONE.

LIENS – ROANOKE ELECTRIC STEEL CORPORATION

NONE.

LIENS – STEEL HOLDINGS, INC.

NONE.

LIENS – STEEL DYNAMICS FERROUS RESOURCES, LLC

NONE.

LIENS – SHREDDED PRODUCTS, LLC

NONE.

LIENS – NEW MILLENNIUM BUILDINGS SYSTEMS, INC.

NONE.

LIENS – RESCO STEEL PRODUCTS CORPORATION

NONE.

LIENS – ROANOKE TECHNICAL TREATMENT & SERVICES, INC.

NONE.

LIENS – MARSHALL STEEL, INC.

NONE.

LIENS – STEEL VENTURES, INC.

NONE.

LIENS – SHREDDED PRODUCTS II, LLC

NONE.

Schedule 4.01(v)

To the Credit Agreement

INVESTMENTS

A.                                    Of Loan Party Steel Dynamics, Inc.

1.                                            Steel Dynamics, Inc. owns a 100% interest in the stock of SDI Investment Company, a Delaware corporation.

2.                                            Steel Dynamics, Inc. owns a 50% membership interest in Paragon Steel Enterprises, LLC, an Indiana limited liability company.

3.                                            Steel Dynamics, Inc. owns a 100% membership interest in New Millennium Building Systems, LLC, an Indiana limited liability company.

4.                                            Steel Dynamics, Inc. owns a 100% membership interest in Dynamic Aviation, LLC, an Indiana limited liability company.

5.                                            Steel Dynamics, Inc. owns a 100% interest in the stock of Steel Dynamics Sales North America, Inc., an Indiana corporation.

6.                                            Steel Dynamics, Inc. owns a 100% interest in the stock of STLD Holdings, Inc., an Indiana corporation.

7.                                            Steel Dynamics, Inc. owns a 100% membership interest in Shredded Products II, LLC, an Indiana limited liability company.

8.                                            Steel Dynamics, Inc. owns a 100% interest in the stock of Roanoke Electric Steel Corporation, an Indiana corporation.

9.                                            Steel Dynamics, Inc. owns a 100% interest in the stock of Steel Holdings, Inc., an Indiana corporation.

B.                                    Of Loan Party Roanoke Electric Steel Corporation

1.                                            Roanoke Electric Steel Corporation owns a 100% interest in the stock of Roanoke Technical Treatment & Services, Inc., a Virginia corporation.

2.                                            Roanoke Electric Steel Corporation owns a 100% membership interest in Shredded Products, LLC, a Virginia limited liability company.

3.                                            Roanoke Electric Steel Corporation owns a 100% interest in the stock of Steel of West Virginia, Inc., a Delaware corporation.

4.                                            Roanoke Electric Steel Corporation owns a 100% membership interest in John W. Hancock, Jr., LLC, a Virginia limited liability company.

5.                                            Roanoke Electric Steel Corporation owns a 100% interest in the stock of RESCO Steel Products Corporation, a Virginia corporation.

6.                                            Roanoke Electric Steel Corporation owns a 100% interest in the stock of New Millennium Building Systems, Inc., a South Carolina corporation.

C.                                    Of Loan Party New Millennium Buildings Systems, Inc.

1.                                            New Millennium Buildings Systems, Inc. owns a 100% interest in the stock of SOCAR of Ohio, Inc., an Ohio corporation.

D.                                   Of Loan Party Steel of West Virginia, Inc.

1.                                            Steel of West Virginia, Inc. owns a 100% interest in the stock of Steel Ventures, Inc., a Delaware corporation.

2.                                            Steel of West Virginia, Inc. owns a 100% interest in the stock of SWVA, Inc., a Delaware corporation.

3.                                            Steel of West Virginia, Inc. owns a 100% interest in the stock of Marshall Steel, Inc., a Delaware corporation.

E.                                     Of Loan Parties Steel Holdings, Inc.

1.                                     Steel Holdings, Inc. owns a 100% membership interest in Steel Dynamics Ferrous Resources, LLC, an Indiana limited liability company.

Schedule 4.01(w)

To the Credit Agreement

INTELLECTUAL PROPERTY

PATENTS, TRADEMARKS AND TRADE NAMES,

COPYRIGHTS AND LICENSES

Grantor	Patents	Country	Patent No.	Applic. No.	Filing Date	Issue Date	Expiration Date

Steel Dynamics, Inc. (as successor to Iron Dynamics, Inc.)	Mixed Bed Iron Reduction Process	U.S.	5,972,066			10/26/99	4/22/2017

Steel Dynamics, Inc. (as successor to Iron Dynamics, Inc.)	Method for Upgrading Iron Ore Utilizing Multiple Magnetic Separators	U.S.	5,961,055			10/5/99	11/6/2017

Steel Dynamics, Inc.(as successor to Iron Dynamics, Inc.)	Method for Upgrading Iron Ore Utilizing Multiple Magnetic Separators	Canada		2309611	11/5/98

Steel Dynamics, Inc. (as successor to Iron Dynamics, Inc.)	Mixed Bed Iron Reduction Process	South Africa	98/8503			6/30/99 (To be abandoned)

Steel Dynamics, Inc. (as successor to Iron Dynamics, Inc.)	Mixed Bed Iron Reduction Process	Japan		546188/98	4/22/98 (Abandonment date 4/22/06)

Grantor	Trademarks and Trade Names	Country	Mark	Reg. No.	Applic. No.	Filing Date	Issue Date
SDI Investment Company	SDI. and design*	U.S.		2,155,255			5/5/98

SDI Investment Company	STEEL DYNAMICS, INC. and design	U.S.			76\105,281	8/8/00

SDI Investment Company	STEEL DYNAMICS and design	U.S.			76\105,275	8/8/00

SDI Investment Company	SDI and design	U.S.			76\105,282	8/8/00

*Licensed to Steel Dynamics, Inc. pursuant to a License and Royalty Agreement dated February 7, 2000.

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	Dated: ,

FOR VALUE RECEIVED, the undersigned, STEEL DYNAMICS, INC., an Indiana corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to                                        or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances (each as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement dated as of June 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, National City Bank (“National City”), as Collateral Agent, National City Bank and Wells Fargo Bank, National Association, as Co-Administrative Agents for the Lender and such other lender parties, Bank of America, N.A. and National City, as Syndication Agent and Banc of America Securities LLC and National City, as Joint Lead Arrangers on the Termination Date.

The Borrower promises to pay to              or its registered assigns interest on the unpaid principal amount of each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance from the date of such Revolving Credit Advance, Letter of Credit Advance or Swing Line Advance, as the case may be, until such principal amount is paid in full (as well after as before judgment), at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to National City Bank, in its capacity as Paying Agent under the Credit Agreement, at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, in same day funds without set-off or counterclaim.  The Lender is hereby authorized to record each Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of advances (variously, the “Revolving Credit Advances”, the “Letter of Credit Advances” or the “Swing Line Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance, Letter of Credit Advance and Swing Line Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral and guaranteed by the Guaranties as provided in the Loan Documents.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

STEEL DYNAMICS, INC.

By
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Interest Period (If Applicable)	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF

NOTICE OF BORROWING

CONFIRM THAT SAME NOTICE

Daily Activity Notice

Date:	[ ]

To:	Agent Services	Candace Marsky	216-222-2888 phone
		Candace.Marsky@nationalcity.com	216-222-0012 fax
Sonya.Townsell@nationalcity.com
Sheri.Hoff@nationalcity.com

From:	Steel Dynamics, Inc.	Contact	phone
		email	fax

Please check appropriate box:

☐ REVOLVER BASE RATE	Notice Deadline: 12:00 Noon (Same Day)

Beginning Balance:	$—

ADVANCE	$—	Credit DDA #

PAYDOWN	$—	Debit DDA #

Ending Balance:	$—

☐ REVOLVER LIBOR RATE	Notice Deadline: 12:00 Noon (3 Days Prior)

Effective Date:

New Funds Borrowing:	$—	Credit DDA#

Convert From Prime:	$—

Duration of Contract:	☐ 1 Month ☐ 2 Months ☐ 3 Months ☐ 6 Months
Confirmation of Rate Setting wil be faxed

☐ SWING LINE MONEY MARKET RATE	Notice Deadline: 2:00 PM (Same Day)

Beginning Balance:	$—

ADVANCE	$—	Credit DDA #

PAYDOWN	$—	Debit DDA #

Ending Balance:	$—

EXHIBIT C

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Paying Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):

4.	Administrative Agents:	, as the Administrative Agents under the Credit Agreement

(1) Select as applicable.

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agents], as Administrative Agents, and the other agents parties thereto]

2

6.             Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(3)
	$	$	%
	$	$	%
	$	$	%

[7.            Trade Date:                                                              ](4)

Effective Date:                                     , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENTS AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

(2)         Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

*                Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)         Set forth, to at least 10 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)         To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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[Consented to and](5) Accepted:

[NAME OF ADMINISTRATIVE AGENTS], as Administrative Agents

By
Title:

[Consented to:](6)

[NAME OF RELEVANT PARTY]

By
Title:

(5)         To be added only if the consent of the Administrative Agents is required by the terms of the Credit Agreement.

(6)         To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

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Effective Date (if other than date of acceptance by Administrative Agents):

(7)                             ,

Assignors

, as Assignor
[Type or print legal name of Assignor]

By
Name
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Name
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Name
Title:

Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Name
Title:

(7)                                 This date should be no earlier than five Business Days after the delivery of this Assignment and Assumption to the Administrative Agents.

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Dated: ,

, as Assignor
[Type or print legal name of Assignor]

By
Name
Title:

Dated: ,

Assignees

, as Assignee
[Type or print legal name of Assignee]

By
Name
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Name
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

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By
Name
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Name
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

, as Assignee
[Type or print legal name of Assignee]

By
Name
Title:

Dated: ,

Domestic Lending Office:

Eurodollar Lending Office:

Accepted (8)[and Approved] this

day of                        ,

[                                                                    ],

(8)                                  Required if the Assignee is an Eligible Assignee except by reason of clause (b) of the definition of “Eligible Assignee”.

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as Administrative Agents

By
Name
Title:

(9) [Approved this day

of ,
STEEL DYNAMICS, INC.

By
Name
Title:]

(9)                                  See footnote 2 and also only required so long as no Default or Event of Default has occurred and is continuing.

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EXHIBIT D

EXECUTION COPY

AMENDED AND RESTATED SECURITY AGREEMENT

Dated June 19, 2007

From

The Grantors referred to herein

as Grantors

to

NATIONAL CITY BANK

as Collateral Agent

T A B L E  O F  C O N T E N T S

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Schedules

Schedule I	–	Location, Chief Executive Office, Place Where Agreements Are Maintained, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	–	Pledged Equity and Pledged Debt
Schedule III	–	Locations of Inventory
Schedule IV	–	Changes in Name, Location, Etc.
Schedule V	–	Trade Names
Schedule 1(c)(iii)	–	Excluded Equity Interests

Exhibits

Exhibit A	–	Form of Security Agreement Supplement

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AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT dated June 19, 2007 made by STEEL DYNAMICS, INC., an Indiana corporation (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as defined in Section 22) (the Borrower, the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to NATIONAL CITY BANK, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1)                                  The Borrower has entered into an Amended and Restated Credit Agreement dated as of June 19, 2007 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lender Parties, the Agents and the Joint Lead Arrangers (each as defined therein).

(2)                                  In connection with the Credit Agreement, the Grantors and the other parties hereto desire to amend and restate in its entirety that certain Security Agreement dated as of September 7, 2005 (the “Existing Security Agreement”) by and among the Borrower, the Collateral Agent and the other parties listed on the signature pages thereof and in the supplements thereto delivered prior to the date hereof.

(3)                                  The Grantors and the other parties hereto are entering into this Agreement in order to amend and restate in its entirety the Existing Security Agreement and to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(4)                                  Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule II hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule II hereto and issued by the obligors named therein.

(5)                                  To the extent not opened in connection with the Existing Security Agreement, upon the request of the Collateral Agent, the Borrower will open an l/c collateral deposit account (the “L/C Cash Collateral Account”), in the name of the Collateral Agent and under the sole control and dominion of the Collateral Agent and subject to the terms of this Agreement; it being understood that all references herein to the L/C Cash Collateral Account shall be deemed to refer to all “L/C Cash Collateral Accounts” opened in connection with the Existing Security Agreement.

(6)                                  It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks from time to time and the entry into Secured Cash Management

Agreements by the Lenders Parties or their Affiliates from time to time that the Grantors shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(7)                                  Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(8)                                  Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) and/or in the Federal Book Entry Regulations (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9 and/or the Federal Book Entry Regulations.  “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.  The term “Federal Book Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury bonds, notes and bills and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.2, § 357.10 through § 357.14 and § 357.41 through § 357.44 and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other book-entry securities.

NOW, THEREFORE, in order to induce the Lender Parties to make Advances and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time and to induce the Lender Parties and their Affiliates to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, to amend and restate the Existing Security Agreement, and the Existing Security Agreement is hereby amended and restated, in its entirety as follows:

Section 1.                                            Grant of Security.  Each Grantor hereby pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or (except as otherwise provided in Section 1(a)) hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)                                  all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, and all software

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related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);

(b)                                 all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (c) or (d) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(c)                                  the following (the “Security Collateral”):

(i)                                     with the exception of those items listed on Schedule 1(c)(iii) hereto, the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto;

(ii)                                  the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)                               all additional shares of stock and other Equity Interests of or in any issuer of the Initial Pledged Equity, any Subsidiary, or any successor entity from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

(iv)                              all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and

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all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(d)                                 the following (collectively, the “Account Collateral”):

(i)                                     the L/C Cash Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account;

(ii)                                  all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)                               all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral.

(e)                                  all books and records (including, without limitation, customer lists, credit files, computer programs, software, printouts and other computer materials and records) of such Grantor pertaining to any of the Collateral; and

(f)                                    all proceeds of, collateral for, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (e) of this Section 1 and this clause (f)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral and (B) cash.

Section 2.                                            Security for Obligations.  This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).

Section 3.                                            Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and

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(c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                                            Delivery and Control of Security Collateral.  (a)  All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent, and no certificates shall be issued with respect to any entity which has Pledged Equity hereunder unless such certificates are duly pledged immediately to the Collateral Agent hereunder.  The Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 14(a).  In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.  Also, the Collateral Agent shall have the right at any time to convert Security Collateral consisting of financial assets credited to the Securities Accounts to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to the Securities Accounts.

(b)                                 With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes an uncertificated security, such Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.

(c)                                  With respect to any Security Collateral in which any Grantor has any right, title or interest and that constitutes a security entitlement in which the Collateral Agent is not the entitlement holder, such Grantor will cause the securities intermediary with respect to such security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.

(d)                                 No Grantor will change or add any securities intermediary that maintains any securities account in which any of the Collateral is credited or carried, or change or add any such securities account, in each case without first complying with the above provisions of this Section 4 in order to perfect the security interest granted hereunder in such Collateral.

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Section 5.                                            Maintaining the Account Collateral.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Secured Hedge Agreement or Secured Cash Management Agreement shall be in effect or any Lender Party shall have any Commitment:

(a)                                  Each Grantor will maintain all Account Collateral only with the Collateral Agent or with a bank (the “Pledged Account Bank”) that have agreed, in a record authenticated by the Grantor, the Collateral Agent and the Pledged Account Bank, to (i) comply with instructions originated by the Collateral Agent directing the disposition of funds in the Account Collateral without the further consent of the Grantor and (ii) waive or subordinate in favor of the Collateral Agent all claims of the Pledged Account Bank (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to the Account Collateral, which authenticated record shall be in form and substance satisfactory to the Collateral Agent and shall provide that the Account Collateral is under the sole dominion and control of the Collateral Agent.

(b)                                 Each Grantor agrees to terminate any or all Account Collateral and account control agreements upon request by the Collateral Agent.

(c)                                  Except to the extent set forth in an applicable account control agreement, if any, the Collateral Agent shall have sole right to direct the disposition of funds with respect to the L/C Cash Collateral Account and it shall be a term and condition of the L/C Cash Collateral Account, subject solely to any term to the contrary set forth in an account control agreement, if any, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account.

(d)                                 The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

Section 6.                                            Investing of Amounts in the L/C Cash Collateral Account.  The Collateral Agent will, subject to the provisions of Sections 5, 7 and 20, from time to time (a) invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to (A) the L/C Cash Collateral Account as the Borrower may select or (B) in the case of Cash Equivalents consisting of Securities Collateral, a securities account in which the Collateral Agent is the securities intermediary, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner.  Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account.  In addition, the Collateral Agent shall have the right at any time to exchange, or direct the applicable Pledged Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account.

Section 7.                                            Release of Amounts.  So long as no Default shall have occurred and be continuing, the

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Collateral Agent will pay and release, or direct the applicable Pledged Account Bank to pay and release, to the Borrower or at its order or, at the request of the Borrower, to the Paying Agent to be applied to the Obligations of the Borrower under the Loan Documents, in the case of the L/C Cash Collateral Account, such amount, if any, as is then on deposit in the L/C Cash Collateral Account to the extent permitted to be released under the terms of the Credit Agreement.

Section 8.                                            Maintaining Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding, any Secured Hedge Agreement or Secured Cash Management Agreement shall be in effect or any Lender Party shall have any Commitment:

(a)                                  Each Grantor will maintain all (i) electronic chattel paper so that the Collateral Agent has control of the electronic chattel paper in the manner specified in Section 9-105 of the UCC and (ii) all transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA” ).

(b)                                 Each Grantor will maintain all letter-of-credit rights assigned to the Collateral Agent so that the Collateral Agent has control of the letter-of-credit rights in the manner specified in Section 9-107 of the UCC.

Section 9.                                            Representations and Warranties.  Each Grantor represents and warrants as follows:

(a)                                  Such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, is correctly set forth in Schedule I hereto.  Such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, and the office in which it maintains the original copies of each Assigned Agreement and Related Contract to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor, in the state or jurisdiction set forth in Schedule I hereto.  The information set forth in Schedule I hereto with respect to such Grantor is true and accurate in all respects.  Such Grantor has not previously changed its name, location, chief executive office, place where it maintains its agreements, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed in Schedule IV hereto.

(b)                                 All of the Inventory of such Grantor is located at the places specified therefor in Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 11(a).  Such Grantor has not previously changed the location of its Inventory except as set forth in Schedule IV hereto.  All Security Collateral consisting of certificated securities and instruments have been delivered to the Collateral Agent.  Original copies of all originals of all chattel paper that evidence Receivables have been delivered to the Collateral Agent, in each case to the extent that delivery thereof to the Collateral Agent is required under Section 4.  None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

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(c)           Such Grantor is the legal and beneficial owner of the Collateral of such Grantor free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.  Such Grantor has only the trade names listed on Schedule V hereto.

(d)           Such Grantor has exclusive possession and control of the Inventory other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect and which leased premises or warehouse is so indicated by an asterisk on Schedule III hereto, as such Schedule III may be amended from time to time pursuant to Section 11(a).  In the case of Inventory located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Inventory is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Inventory, (ii) issued any document for any of such Grantor’s Inventory, (iii) received notification of any secured party’s interest (other than the security interest granted hereunder) in such Grantor’s Inventory or (iv) any Lien, claim or charge (based on contract, statute or otherwise) on such Inventory.

(e)           The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  Such Grantor has notified each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder, and if such Grantor is an issuer of Pledged Equity, such Grantor confirms that it has received notice of such security interest.  The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which notes have been delivered to the Collateral Agent) and is not in default.

(f)            The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding shares of stock or Equity Interests of the issuers thereof indicated on Schedule II hereto.  The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule II hereto.

(g)           All of the investment property owned by such Grantor is listed on Schedule II hereto.

(h)           All filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and Section 16 of UETA) necessary to perfect the security interest in the Collateral of such Grantor created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such

8

filings and other actions, perfected first priority security interest in the Collateral of such Grantor, securing the payment of the Secured Obligations.

(i)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the assignment, pledge and security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the assignment, pledge and security interest created hereunder (including the first priority nature of such assignment, pledge or security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, and the actions described in Section 4 with respect to Security Collateral, which actions have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(j)            The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

Section 10.             Further Assurances.  (a)  Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (iii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iv) deliver and pledge to the Collateral Agent for benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (v) take all action necessary to ensure that the Collateral Agent has control of Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the

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UCC and in Section 16 of UETA; (vi) at the request of the Collateral Agent, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of ownership related to any Collateral evidenced by a certificate of ownership; and (vii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Grantor under this Agreement has been taken.

(b)           Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, in each case without the signature of such Grantor, and regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)           Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)           The Borrower will furnish to the Collateral Agent, on or prior to the fifth anniversary of the date hereof (but not more than six months prior thereto), an opinion of counsel, from outside counsel reasonably satisfactory to the Collateral Agent, to the effect that all financing or continuation statements have been filed, and all other action has been taken (including, without limitation, action necessary to (i) give the Collateral Agent control over the Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the UCC and Section 16 of UETA and (ii)  cause the security interest in any Collateral evidenced by a certificate of ownership to be noted on such certificate of ownership) to perfect continuously from the date hereof the security interest granted hereunder.

Section 11.             As to Inventory.  (a)  Each Grantor will keep the Inventory of such Grantor (other than Inventory sold in the ordinary course of business) at the places therefor specified in Section 9(b) or, upon 30 days’ prior written notice to the Collateral Agent, at such other places designated by the Grantor in such notice.  Upon the giving of such notice, Schedule III shall be automatically amended to add any new locations specified in the notice.

(b)           Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, the Inventory of such Grantor, except to the extent payment thereof is not required by Section 5.01(b) of the Credit Agreement.  In producing its Inventory, each Grantor will comply with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

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Section 12.             Insurance.  (a)  Each Grantor will, at its own expense, maintain insurance with respect to the Inventory of such Grantor in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Collateral Agent from time to time.  Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $1,000,000 per occurrence) to be paid directly to the Collateral Agent.  Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.  Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 11 and cause the insurers to acknowledge notice of such assignment.

(b)           Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 12 may be paid directly to the Person who shall have incurred liability covered by such insurance.  In case of any loss involving damage to Inventory when subsection (c) of this Section 12 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise required hereunder or by the Credit Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c)           So long as no Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory will be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require.  To the extent that (i) the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, or (ii) such insurance payments are not otherwise required by the applicable Grantor to complete any such repair, replacement or restoration required hereunder, the Collateral Agent will not be required to release the amount thereof to such Grantor and may hold or continue to hold such amount in the Collateral Account as additional security for the Secured Obligations of such Grantor (except that the Collateral Agent will direct the applicable Pledged Account Bank to release to such Grantor any such amount if and to the extent that any prepayment of Obligations is required under the Credit Agreement in connection with the receipt of such amount and such prepayment has been made).  Upon the occurrence and during the continuance of any Default or the actual or constructive total loss (in excess of $1,000,000 per occurrence) of any Inventory, all insurance payments in respect of such Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as

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set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 20(b).

Section 13.             Post-Closing Changes; Bailees; Collections on Assigned Agreements, Receivables and Related Contracts.  (a)  No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 9(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  No Grantor will change the location of the Inventory or the place where it keeps the originals of the Related Contracts to which such Grantor is a party and all originals of all chattel paper that evidence Receivables of such Grantor from the locations therefor specified in Sections 9 (a) and 9(b) without first giving the Collateral Agent 30 days’ prior written notice of such change.  No Grantor will become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) without giving the Collateral Agent 30 days’ prior written notice thereof and taking all action required by the Collateral Agent to ensure that the perfection and first priority nature of the Collateral Agent’s security interest in the Collateral will be maintained.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.  If the Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b)           If any Collateral of any Grantor is at any time in the possession or control of a warehouseman, bailee or agent, or if the Collateral Agent so requests such Grantor will (i) notify such warehouseman, bailee or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing), (iii) use commercially reasonable efforts, to cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Grantor or any other Person, and (iv) make such authenticated record available to the Collateral Agent.

(c)           Except as otherwise provided in this subsection (c), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and Related Contracts.  In connection with such collections, such Grantor may take (and, at the Collateral Agent’s direction, will take) such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of a Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder

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directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC.  After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) and either (A) released to such Grantor on the terms set forth in Section 7 so long as no Default shall have occurred and be continuing or (B) if any Default shall have occurred and be continuing, applied as provided in Section 20(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any Obligor thereof, or allow any credit or discount thereon.  No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 14.             Voting Rights; Dividends; Etc.  (a)  So long as no Default shall have occurred and be continuing:

(i)            Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose other than originate Entitlement Orders (as defined in any Securities Account Control Agreement) with respect to the Securities Accounts or the Commodity Accounts; provided, however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)           Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A)          dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B)           dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus and

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(C)           cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)          The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)           Upon the occurrence and during the continuance of a Default:

(i)            All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 14(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 14(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)           All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 14(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)          The Collateral Agent shall be authorized to send to each Securities Intermediary or Commodity Intermediary as defined in and under any Security Control Agreement a Notice of Exclusive Control as defined in and under such Security Control Agreement.

Section 15.             As to Letter-of-Credit Rights.  (a)  Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary.  Each Grantor will promptly use its commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect

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thereto to consent to such assignment of the proceeds thereof and deliver written evidence of such consent to the Collateral Agent.

(b)           Upon the occurrence of a Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 16.             Transfers and Other Liens; Additional Shares.  (a)  Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)           Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any stock or other Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other Equity Interests or other securities of each Subsidiary, including each issuer of the Pledged Equity.

Section 17.             Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 12,

(b)           to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c)           to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d)           to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

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Section 18.                                      Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 21.

Section 19.                                      The Collateral Agent’s Duties.  (a)  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)                                 Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c)                                  The provisions of Article VII of the Credit Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon the parties hereto in such respect.

Section 20.                                      Remedies.  If any Event of Default shall have occurred and be continuing:

(a)                                  The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent

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and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)                                 Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 21) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i)                                     first, paid to the Agents for any amounts then owing to the Agents pursuant to Section 8.04 of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with such respective amounts then owing to the Agents; and

(ii)                                  second, ratably (A) paid to the Lender Parties, the Hedge Banks and the Lender Parties and their Affiliates that have entered into Secured Cash Management Agreements, respectively, for any amounts then owing to them, in their capacities as such, under the Loan Documents ratably in accordance with such respective amounts then owing to such Lender Parties, the Hedge Banks and such Lender Parties and their Affiliates that have entered into Secured Cash Management Agreements, provided that, for purposes of this Section 20, the

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amount owing to any such Hedge Bank pursuant to any Secured Hedge Agreement to which it is a party (other than any amount therefore accrued and unpaid) shall be deemed to be equal to the Agreement Value therefor and (B) deposited as Collateral in the L/C Cash Collateral Account up to an amount equal to 100% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Collateral Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the L/C Cash Collateral Account in respect of such Letter of Credit, provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the L/C Cash Collateral Account shall exceed 100% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 20(b).

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c)                                  All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d)                                 The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e)                                  If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 20, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

(i)                                     execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the

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rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii)                                  use its best efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Collateral Agent;

(iii)                               cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

(iv)                              provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and

(v)                                 do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

Notwithstanding the foregoing, the Collateral Agent is authorized, in connection with any such sale, if it deems it advisable to do so, (A) to restrict the prospective bidders on or purchasers of any of the Security Collateral to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Security Collateral, (B) to cause to be placed on certificates for any or all of the Security Collateral or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the Securities Act and may not be disposed of in violation of the provisions of the Securities Act, and (C) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with the Securities Act or any other law.  The parties acknowledge and agree that only under very unusual circumstances, if ever, would the Collateral Agent be required to register the Security Collateral under the Securities Act in order to effect a commercially reasonable sale.

(f)                                    The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 20, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (e)(i) above; (ii) any information and projections provided to it pursuant to subsection (e)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.

(g)                                 Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in subsection (e) above and,

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consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (e) above.

Section 21.                                      Indemnity and Expenses.  (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, settlement costs, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including the allocated cost of internal counsel)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)                                 Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel (including Shearman & Sterling LLP) and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 22.                                      Amendments; Waivers; Collateral Agent Actions; Additional Grantors; Etc.  (a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The Collateral Agent shall take instructions from the Required Lenders as to all matters (or from all Lenders in the circumstances specified in clause (a)(iii) of the proviso to Section 8.01 of the Credit Agreement).

(b)                                 Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental schedules I through V attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through V, respectively, hereto, and the

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Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement.

Section 23.                                      Notices; Etc.  All notices and other communications provided for hereunder shall be either (a) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered (i.e. “pdf” or “tif”) or (b) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise (i.e. “pdf” or “tif”), be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent.  Delivery by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 24.                                      Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, Secured Cash Management Agreements and all Secured Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 8.07 of the Credit Agreement.

Section 25.                                      Release; Termination.  (a)  Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the

21

proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.06 of the Credit Agreement.  Each Grantor acknowledges and agrees that the Collateral Agent shall be entitled to conclusively rely on a certification by the Borrower with respect to the items set forth in sub-clauses (i) through (iii) above.

(b)                                 Upon the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit, Secured Cash Management Agreements and all Secured Hedge Agreements, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 26.                                      Security Interest Absolute.  All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d)                                 any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

22

(e)                                  any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                                    any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (each Grantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                                 the failure of any other Person to execute this Agreement or any other Collateral Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations;

(h)                                 any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest; or

(i)                                     (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Grantor or other rights of such Grantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Grantor hereunder.

Section 27.                                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 28.                                      The Mortgages.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 29.                                      Effect of this Agreement.  This Agreement amends and restates the Existing Security Agreement in its entirety and is entitled to the benefit of all existing Loan Documents.  Any reference in any other Loan Document to the “Security Agreement,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Security Agreement shall mean and refer to this Agreement.  Any reference in any other Loan Document to the “Secured Obligations” or any similar term including or referencing obligations under the Existing Security Agreement shall include and reference the Secured Obligations as defined in

23

this Agreement.  All Secured Obligations under the Existing Security Agreement and the other Loan Documents shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood by the parties hereto that this Agreement does not constitute a novation or satisfaction of any Secured Obligation under the Existing Security Agreement or any other Loan Document except as expressly modified by this Agreement, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.

Section 30.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of this page intentionally left blank]

24

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

STEEL DYNAMICS, INC.

	By	/s/ Theresa E. Wagler
Title: Theresa E. Wagler, Vice President

Address for Notices:	SDI INVESTMENT COMPANY
103 Foulk Road, Suite 200
Wilmington, DE 19803
	By	/s/ Theresa E. Wagler
Title: Theresa E. Wagler, President

Address for Notices:	NEW MILLENNIUM BUILDING SYSTEMS, LLC
6115 County Road 42
Butler, Indiana 46721
By: Steel Dynamics, Inc., its sole member

	By	/s/ Theresa E. Wagler
Title: Theresa E. Wagler, Vice President

Address for Notices:	STEEL DYNAMICS SALES NORTH AMERICA, INC.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By	/s/ Richard P. Teets, Jr.
Facsimile: (260) 969-3592		Title: Richard P. Teets, Jr., Vice President

Address for Notices:	ROANOKE ELECTRIC STEEL CORPORATION
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By	/s/ Theresa E. Wagler
Facsimile: (260) 969-3592	Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	STEEL HOLDINGS, INC.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804	By	/s/ Richard P. Teets, Jr.
Attention: Gary Heasley	Name: Richard P. Teets, Jr.
Facsimile: (260) 969-3592	Title: Assistant Secretary

Address for Notices:	STEEL DYNAMICS FERROUS RESOURCES, LLC
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By: Steel Holdings, Inc., its sole member
Facsimile: (260) 969-3592

	By	/s/ Richard P. Teets, Jr.
Name: Richard P. Teets, Jr.
Title: Assistant Secretary

Address for Notices:	SHREDDED PRODUCTS, LLC
700 Commerce Road
Rocky Mount, VA 24151	By: Roanoke Electric Steel Company

	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	JOHN W. HANCOCK, JR., LLC
2535 Duiguids Lane
Salem, VA 24153	By:	Roanoke Electric Steel Corporation, its
sole member

	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	NEW MILLENIUM BUILDINGS SYSTEMS, INC.
P.O. Box 671
Florence, SC 29503-0671
	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	SOCAR OF OHIO, INC.
P.O. Box 216
Continental, OH 45831	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	RESCO STEEL PRODUCTS CORPORATION
P.O. Box 13948
Roanoke, VA 24038
	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	ROANOKE TECHNICAL TREATMENT & SERVICES, INC.
P.O. Box 13948
Roanoke, VA 24038
	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	STEEL OF WEST VIRGINIA, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	SWVA, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	MARSHALL STEEL, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	STEEL VENTURES, INC.
P.O. Box 13948
Roanoke, VA 24038	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

Address for Notices:	SHREDDED PRODUCTS II, LLC
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804	By: Steel Dynamics, Inc.
Attention: Gary Heasley
Facsimile: (260) 969-3592	By	/s/ Theresa E. Wagler
Name: Theresa E. Wagler
Title: Vice President

NATIONAL CITY BANK,
as Collateral Agent

By	/s/ David G. McNeely
Name: David G. McNeely
Title: Senior Vice President

Exhibit A to the
Amended and Restated Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

[National City Bank],
as the Collateral Agent for the
Secured Parties referred to in the
Credit Agreement referred to below

[                                              ]
[                                              ]
Attn:  [                              ]

Steel Dynamics, Inc.

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Credit Agreement dated as of June 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Steel Dynamics, Inc., an Indiana corporation, as the Borrower, the Lender Parties party thereto, [National City Bank], as collateral agent (together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement, in such capacity, the “Collateral Agent”) and paying agent for the Lender Parties, and (ii) the Amended and Restated Security Agreement dated June 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Collateral Agent for the Secured Parties.  Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1.  Grant of Security.  The undersigned hereby pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2.  Security for Obligations.  The pledge and grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3.  Supplements to Security Agreement Schedules.  The undersigned has attached hereto supplemental Schedules I through V to Schedules I through V, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement and are complete and correct.

SECTION 4.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 9 of the Security Agreement (as supplemented by the attached supplemental schedules) to the same extent as each other Grantor.

SECTION 5.  Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

SECTION 6.  Governing Law.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Name:
Title:

Address for notices:

SCHEDULE I TO THE SECURITY AGREEMENT

Grantor	Location	Chief Executive Office	Place Where Agreements are Maintained	Type of Organization	Jurisdiction of Organization	Organizational Identification No.
Steel Dynamics, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804 4500 County Road 59 Butler, IN 46721 4500 County Road 59 Butler, IN 46721 800 N. County Road 225E Pittsboro, IN 46167 2601 County Road 700 East Columbia City, IN 46725 5134 Loop Road Jeffersonville, IN 47130	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Corporation	Indiana	1994061014

SDI Investment Company	103 Foulk Road, Suite 200 Wilmington, DE 19803	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Corporation	Delaware	3172276

Grantor	Location	Chief Executive Office	Place Where Agreements are Maintained	Type of Organization	Jurisdiction of Organization	Organizational Identification No.
New Millennium Building Systems, LLC	6115 County Road 42 Butler, IN 46721 1992 NW Bascom Norris Drive Lake City, FL 32055	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Limited Liability Company	Indiana	1999070050

Steel Dynamics Sales North America, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Corporation	Indiana	2002110700134

Roanoke Electric Steel Corporation	102 Westside Blvd. NM Roanoke, VA 24017	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	102 Westside Blvd. NM Roanoke, VA 24017	Corporation	Indiana	2005093000465

Steel Holdings, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Corporation	Indiana	2005093000467

Steel Dynamics Ferrous Resources, LLC	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Limited Liability Company	Indiana	2005093000459

Shredded Products, LLC	700 Commerce Road Rocky Mount, VA 24151	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	700 Commerce Road Rocky Mount, VA 24151	Limited Liability Company	Virginia	S208538

Grantor	Location	Chief Executive Office	Place Where Agreements are Maintained	Type of Organization	Jurisdiction of Organization	Organizational Identification No.
John W. Hancock, Jr., LLC	2535 Duiguids Lane Salem, VA 24153	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	2535 Duiguids Lane Salem, VA 24153	Limited Liability Company	Virginia	S182856-7

New Millennium Building Systems, Inc.	2527 E. National Cemetery Road Florence, SC 29506	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	2527 E. National Cemetery Road Florence, SC 29506	Corporation	South Carolina	South Carolina does not provide organizational numbers

SOCAR of Ohio, Inc.	21739 State Rt. 109 Continental, OH 45831	2527 E. National Cemetery Road Florence, SC 29506	21739 State Rt. 109 Continental, OH 45831	Corporation	Ohio	411550

RESCO Steel Products Corporation	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Corporation	Virginia	0295522

Roanoke Technical Treatment & Services, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	Chief Executive Office	Corporation	Virginia	0350093

Steel of West Virginia, Inc.	17th Street & 2nd Avenue Huntington, WV 25726	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	17th Street & 2nd Avenue Huntington, WV 25726	Corporation	Delaware	2108202

Grantor	Location	Chief Executive Office	Place Where Agreements are Maintained	Type of Organization	Jurisdiction of Organization	Organizational Identification No.
SWVA, Inc.	17th Street & 2nd Avenue Huntington, WV 25726	17th Street & 2nd Avenue Huntington, WV 25726	17th Street & 2nd Avenue Huntington, WV 25726	Corporation	Delaware	2124496

Marshall Steel, Inc.	1555 Harbor Avenue Memphis, TN 38113	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	1555 Harbor Avenue Memphis, TN 38113	Corporation	Delaware	2330307

Steel Ventures, Inc.	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	PO Box 13948 Roanoke, VA 24038	Corporation	Delaware	2446169

Shredded Products II, LLC	110 Parma R. Road Johnson City, TN 37604 808 Lynn Avenue Elizabethton, TN 37643	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804	110 Parma R. Road Johnson City, TN 37604 808 Lynn Avenue Elizabethton, TN 37643	Limited Liability Company	Indiana	2007032900541

Schedule II to the 2007

Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

Part I

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Share/Units	Percentage of Outstanding Shares
Steel Dynamics, Inc.	SDI Investment Company	Common	None	1	1000	100%

Steel Dynamics, Inc.	New Millennium Building Systems, LLC	Voting Non-voting	N/A N/A	N/A N/A	930,000 70,000	100% 100%

Steel Dynamics, Inc.	Steel Dynamics Sales North America, Inc.	Common	None	1	100	100%

Steel Dynamics, Inc.	Roanoke Electric Steel Corporation	Common	$0.01	1	100	100%

Steel Dynamics, Inc.	Steel Holdings, Inc.	Common	None	1	100	100%

Steel Holdings, Inc.	Steel Dynamics Ferrous Resources, LLC	N/A	N/A	N/A	100% Membership Interest	100%

Roanoke Electric Steel Corporation	Shredded Products, LLC	N/A	N/A	N/A	100% Membership Interest	100%

Roanoke Electric Steel Corporation	John W. Hancock, Jr., LLC	N/A	N/A	N/A	100% Membership Interest	100%

Roanoke Electric Steel Corporation	New Millennium Building Systems, Inc.	Common	$1	38	50,700	100%

New Millennium Building Systems, Inc.	SOCAR of Ohio, Inc.	Common	None	1	500	100%

Roanoke Electric Steel Corporation	RESCO Steel Products Corporation	Common	None	1	1,000	100%

Roanoke Electric Steel Corporation	Roanoke Technical Treatment & Services, Inc.	Common	None	1	1,000	100%

Roanoke Electric Steel Corporation	Steel of West Virginia, Inc.	Common	$0.01	1	100	100%

Steel of West Virginia, Inc.	SWVA, Inc.	Common	$0.01	1	200	100%

Steel of West Virginia, Inc.	Marshall Steel, Inc.	Common	$0.01	1	1000	100%

Steel of West Virginia, Inc.	Steel Ventures, Inc.	Common	$0.01	1	1000	100%

Steel Dynamics, Inc.	Shredded Products II, LLC	N/A	N/A	N/A	100% Membership Interest	100%

Part II

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Maturity	Outstanding Principal Amount
SDI Investment Company	Steel Dynamics, Inc.	Revolving Promissory Note		12/31/07	$30,372,631.06

SCHEDULE III TO THE SECURITY AGREEMENT

Grantor	Location of Inventory
Steel Dynamics, Inc. (Corporate Offices) (Flat Roll Mill) (Structural Mill) (Jeffersonville Processing Facility) (Bar Mill)

Not Applicable

4500 County Road 59
Butler, DeKalb County, IN 46721

2601 County Road 700 East
Columbia City, Whitley County, IN 46725

5134 Loop Road Jeffersonville, IN 47130

800 N. County Road 225E
Pittsboro, IN 46167

SDI Investment Company	Not Applicable

New Millennium Building Systems, LLC	6115 County Road 42 Butler, IN 46721 1992 NW Bascom Norris Drive Lake City, Columbia County, FL 32055

Steel Dynamics Sales North America, Inc.	Not Applicable

Roanoke Electric Steel Corporation	102 Westside Blvd. NM Roanoke, VA 24017

Steel Holdings, Inc.	Not Applicable

Steel Dynamics Ferrous Resources, LLC	Not Applicable

Shredded Products, LLC	700 Commerce Road Rocky Mount, VA 24151

John W. Hancock, Jr., LLC	2527 Duiguids Lane Salem, VA 24153

New Millennium Building Systems, Inc.	2573 E. National Cemetery Road Florence, SC 29506

SOCAR of Ohio, Inc.	21739 State Rt. 109 Continental, OH 45831

RESCO Steel Products Corporation	Not Applicable

Roanoke Technical Treatment & Services, Inc.	Not Applicable

Steel of West Virginia, Inc.	17th Street & 2nd Avenue Huntington, WV 25726

SWVA, Inc.	17th Street & 2nd Avenue Huntington, WV 25726

Marshall Steel, Inc.	1555 Harbor Avenue Memphis, TN 38113

Steel Ventures, Inc.	Not Applicable

Shredded Products II, LLC	110 Parma R. Road Johnson City, TN 37604 808 Lynn Avenue Elizabethton, TN 37643

Schedule IV to the
Security Agreement

CHANGES IN NAME, LOCATION, ETC.

Changes in the Grantor’s Name (including new Grantor with a new name and names associated with all predecessors in interest of the Grantor)

Steel Dynamics, Inc. —  No change

SDI Investment Company  —  No change

New Millennium Building Systems, LLC  —  No change

Steel Dynamics Sales North America, Inc.  —  No change

Roanoke Electric Steel Corporation  —  Organized as RS Acquisition Corporation, an Indiana corporation; RS Acquisition Corporation survived a merger with  Roanoke Electric Steel Corporation, a Virginia corporation having a corporate identification number of 0071643-1, and thereafter changed its name to Roanoke Electric Steel Corporation.

Steel Holdings, Inc. — No change.

Steel Dynamics Ferrous Resources, LLC  —  No change.

Shredded Products, LLC  —  Organized as Shredded Products Corp., a Virginia corporation having a corporate identification number of 0131158-8; converted to a Virginia limited liability company as of December 31, 2006.

John W. Hancock, Jr., LLC  —  Organized as John W. Hancock, Jr., Inc., a Virginia corporation having a corporate identification number of 0052426-4; survivor of merger with Roanoke Steel Joists, Inc. in 1975; converted to a Virginia limited liability company as of March 22, 2006.

New Millennium Building Systems, Inc.  —  Organized as Socar, Inc., a South Carolina corporation (no corporate identification number);  name changed in 2006.

Socar of Ohio, Inc.  —  No change.

RESCO Steel Products Corporation  —  No Change.

Roanoke Technical Treatment & Services, Inc.  —  No change.

Steel of West Virginia, Inc.  —  Organized as Charter Steel, Inc.; changed name to Steel of West Virginia, Inc. in 1987; survivor of merger with SWVA Acquisition, Inc. in 1998.

SWVA, Inc.  —  Organized as Steel of West Virginia, Inc.; changed name to SWVA, Inc. in 1987; survivor of merger with Steel of West Virginia, Inc. in 1998.

Marshall Steel, Inc.  —  Organized as MS (Tennessee), Inc.; changed name to Marshall Steel, Inc. in 1993.

Steel Ventures, Inc.  —  No Change.

Shredded Products II, LLC  —  No change.

Changes in the Grantor’s Location

There has been no change in any Grantor’s location with the exception of the addition of new facilities as they have been established and the change in location of Steel Dynamics, Inc.’s chief executive office as noted below.  As a result of mergers between Steel Dynamics, Inc. and two of its wholly owned subsidiaries, Schedule I reflects locations for Steel Dynamics, Inc. in Butler, Indiana and Pittsboro, Indiana that were previously identified with, respectively, Iron Dynamics, Inc. and Dynamic Bar Products, LLC.

Changes in the Grantor’s Chief Executive Office

Grantor Steel Dynamics, Inc. moved its chief executive office from 4500 County Road 59, Butler, IN  46721 to 7030 Pointe Inverness Way, Suite 310, Fort Wayne, IN  46804 in November of 1998.

Grantor Steel Dynamics, Inc. moved its chief executive office from 7030 Pointe Inverness Way, Suite 310, Fort Wayne, IN  46804 to 6714 Pointe Inverness Way, Suite 200, Fort Wayne, IN  46804 in December of 2000.

Grantor Roanoke Electric Steel Corporation’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor John W. Hancock, Jr., LLC’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor New Millennium Building Systems, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor Socar of Ohio, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor Steel Of West Virginia, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor Steel Ventures, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor SWVA, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor Marshall Steel, Inc.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Grantor Shredded Products Corp.’s chief executive office was previously located at 102 Westside Blvd. NW, Roanoke, VA  24017.

Changes in the Location of Inventory

There has been no change in the location of any Grantor’s inventory with the exception of the addition of new facilities as they have been established and the relocation of the chief executive office as noted above.

Changes in the Place Where Agreements are Maintained

See change in location of chief executive office as noted above.

Changes in the Type of Organization

There has been no change in the type of organization for any Grantor except as noted above.

Changes in the Jurisdiction of Organization

There has been no change in the jurisdiction of organization for any Grantor.

Changes in the Organizational Identification Number

There has been no change in the organizational identification number for any Grantor except as noted above.

SCHEDULE V TO THE SECURITY AGREEMENT

Trade Names

Steel Dynamics, Inc. has registered as a trade name:

                                SDI

Roanoke Electric Steel Corporation has registered as a trade name:

Steel Dynamics Roanoke Bar Division

John W. Hancock, Jr., LLC has registered as a trade name:

                New Millennium Building Systems Salem Division

Socar of Ohio, Inc. has registered as a trade name:

                New Millennium Building Systems Continental Division

Shredded Products II, LLC has registered as trade names:

                Elizabethton Herb & Metal

                Johnson City Iron & Metal

Schedule 1(c)(iii) to the

Security Agreement

EXCLUDED EQUITY INTERESTS

None.

EXHIBIT E

EXECUTION COPY

AMENDED AND RESTATED SUBSIDIARY GUARANTY

Dated as of June 19, 2007

From

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

THE SECURED PARTIES REFERRED TO IN
THE CREDIT AGREEMENT REFERRED TO HEREIN

AMENDED AND RESTATED SUBSIDIARY GUARANTY

THIS AMENDED AND RESTATED SUBSIDIARY GUARANTY dated as of June 19, 2007 (this “Guaranty”) made by the Persons listed on the signature pages hereof under the caption “Subsidiary Guarantors” and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENTS.

1.  Steel Dynamics, Inc., an Indiana corporation (the “Borrower”), is party to an Amended and Restated Credit Agreement dated as of June 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lender Parties party thereto, National City Bank (“National City”), as collateral agent (in such capacity, the “Collateral Agent”) and as paying agent (in such capacity, the “Paying Agent”), and National City and Wells Fargo Bank, National Association, as co-administrative agents (the “Administrative Agents”), Bank of America, N.A. (“Bank of America”), General Electric Capital Corporation, Fifth Third Bank and Harris N.A., as Documentation Agents, Bank of America and National City, as Syndication Agents, and Banc of America Securities LLC and National City, as Joint Lead Arrangers.  Each Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.  It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement, the entry by the Hedge Banks into Secured Hedge Agreements from time to time and the entry by the Lender Parties and their Affiliates into Secured Cash Management Agreements from time to time that each Guarantor shall have executed and delivered this Guaranty.

2.  In connection with the foregoing, and in order to induce the Lender Parties to make Advances and to issue Letters of Credit under the Credit Agreement, the Hedge Banks to enter into the Secured Hedge Agreements from time to time, and the Lender Parties and their affiliates to enter into Secured Cash Management Agreements from time to time, the parties hereto desire to amend and restate, in its entirety, that certain subsidiary guaranty entered into September 7, 2005 (the “Existing Subsidiary Guaranty”) by and among the Persons listed on the signature pages thereto and in the supplements thereto delivered prior to the date hereof.

NOW, THEREFORE, the each Guarantor, jointly and severally with each other Guarantor, hereby agrees to amend and restate the Existing Subsidiary Guaranty, and the Existing Subsidiary Guaranty is hereby amended and restated, in its entirety as follows:

Section 1.  Guaranty; Limitation of Liability.  (a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise (or which would have become due but for the operation of any automatic stay in any provision of the bankruptcy code), of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Paying Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(a)           Each Guarantor, and by its acceptance of this Guaranty, the Paying Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Paying Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.  For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

(b)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

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(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)           the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had been due but not made at such time.

Section 3.  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien

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or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(a)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(c)           Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(d)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(e)           Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit, Secured Cash Management Agreements and all Secured Hedge Agreements shall have expired or

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been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, Secured Cash Management Agreements and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Paying Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit, Secured Cash Management Agreements and all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5.  Payments Free and Clear of Taxes, Etc.  (a)  Any and all payments made by any Guarantor to or for the account of any Secured Party under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.12 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes.  If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Secured Party, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Paying Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(a)           In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

(b)           Each Guarantor will indemnify each Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Secured Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor.

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(c)           Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor shall furnish to the Paying Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor or other written proof of payment thereof that is reasonable satisfactory to the Paying Agent.  In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Paying Agent, at such address, an opinion of counsel acceptable to the Paying Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(d)           Each Secured Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on or prior to the date of the Assignment and Acceptance, Secured Cash Management Agreement or Secured Hedge Agreement pursuant to which it becomes a Secured Party in the case of each other Secured Party, and from time to time thereafter as reasonably requested in writing by any Guarantor (but only so long thereafter as such Secured Party remains lawfully able to do so), provide the Paying Agent and the Borrower as agent for such Guarantor with two original Internal Revenue Service Form W-8ECI (or successor form), as appropriate, or (in the case of a Secured Party that is claiming a reduced rate of United States withholding tax because of a tax treaty or has certified in writing to the Paying Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN or any successor or other form prescribed by the Internal Revenue Service, certifying that such Secured Party is exempt from or entitled to a reduced rate of United States withholding tax on payments under the Credit Agreement or the Notes or, in the case of a Secured Party that has certified that it is not a “bank” as described above, certifying that such Secured Party is a foreign corporation, partnership, estate or trust.  If the forms provided by a Secured Party at the time such Secured Party first becomes a party to the Credit Agreement or the applicable Secured Cash Management Agreement or the applicable Secured Hedge Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Secured Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, in the case of a Secured Party becoming a party to the Credit Agreement, at the date of the Assignment and Acceptance pursuant to which a Secured Party becomes a party to the Credit Agreement, the Secured Party assignor was entitled to payments under subsection (a) of this Section 5 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Secured Party assignee on such date.  If any form or document referred to in this subsection (e) and requested by any Guarantor pursuant to this subsection (e) requires the

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disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Forms W-8BEN or W-8ECI or the related certificate described above, that the applicable Secured Party reasonably considers to be confidential, such Secured Party shall give notice thereof to the applicable Guarantor and shall not be obligated to include in such form or document such confidential information.

(e)           For any period with respect to which a Secured Party has failed to provide any Guarantor with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Secured Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 5 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Secured Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, such Guarantor shall take such steps as such Secured Party shall reasonably request to assist such Secured Party to recover such Taxes.

(f)            Any Secured Party claiming any additional amounts payable pursuant to this Section 5 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Secured Party, be otherwise disadvantageous to such Secured Party.

Section 6.  Representations and Warranties.  Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

(a)           There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(b)           Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7.  Covenants.  Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, any Lender Party shall have any Commitment or any Secured Hedge Agreement or Secured Cash Management Agreement shall be in effect, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set

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forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8.  Amendments, Guaranty Supplements, Etc.  (a)  No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agents and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), except as otherwise expressly set forth in Section 8.01 of the Credit Agreement, reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the Obligations owing to the Secured Parties under or in respect of the Loan Documents.

(a)           Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified pursuant to Section 8.02 of the Credit Agreement, if to any Agent or any Lender Party, at its address specified pursuant to Section 8.02 of the Credit Agreement, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, if to any Lender Party or an Affiliate of a Lender Party that is party to a Secured Cash Management Agreement, at its address specified in the Secured Cash Management Agreement to which it is a party or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.  Delivery by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10.  No Waiver; Remedies.  No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise

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thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Paying Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured.  Each Agent and each Lender Party agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

Section 12.  Indemnification.  (a)  Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, settlement costs, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel (including allocated cost of internal counsel)) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(a)           Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(b)           Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

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Section 13.  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

(a)           Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Joint Lead Arrangers otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Paying Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Paying Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)           Paying Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Paying Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Paying Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14.  Continuing Guaranty; Assignments under the Credit Agreement.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest

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of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, all Secured Cash Management Agreements and all Secured Hedge Agreements, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 8.07 of the Credit Agreement.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 15.  Execution in Counterparts.  This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Guaranty by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 16.  Effect of this Guaranty.  This Guaranty amends and restates the Existing Subsidiary Guaranty in its entirety and is entitled to the benefit of all existing Loan Documents.  Any reference in any other Loan Document to the “Subsidiary Guaranty,” “thereunder,” “therein,” “thereof” or words of like import referring to the Existing Subsidiary Guaranty shall mean and refer to this Guaranty.  Any reference in any other Loan Document to the “Guaranteed Obligations” or any similar term including or referencing obligations under the Existing Subsidiary Guaranty shall include and reference the Guaranteed Obligations as defined in this Guaranty.  All Guaranteed Obligations under the Existing Subsidiary Guaranty and the other Loan Documents shall continue to be outstanding except as expressly modified by this Guaranty and shall be governed in all respects by this Guaranty and the other Loan Documents, it being agreed and understood by the parties hereto that this Guaranty does not constitute a novation or satisfaction of any Guaranteed Obligation under the Existing Subsidiary Guaranty or any other Loan Document except as expressly modified by this Guaranty, nor, except as expressly provided herein, does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document.

Section 17.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)           This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)           Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan

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Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Guarantor hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”) and each Guarantor hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  Each Guarantor hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Guarantor at its address specified pursuant to Section 9.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.

(b)           Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.  Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(c)           EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SUBSIDIARY GUARANTORS

Address for Notices:	SDI INVESTMENT COMPANY
103 Foulk Road, Suite 200
Wilmington, DE 19803
	By	/s/ Theresa E. Wagler
Title: Theresa E. Wagler, President

Address for Notices:	NEW MILLENNIUM BUILDING
6115 County Road 42	SYSTEMS, LLC
Butler, Indiana 46721
By: Steel Dynamics, Inc., its sole member

	By	/s/ Theresa E. Wagler
Title: Theresa E. Wagler, Vice President

Address for Notices:	STEEL DYNAMICS SALES NORTH
6714 Pointe Inverness Way, Suite 200	AMERICA, INC.
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By	/s/ Richard P. Teets, Jr.
Facsimile: (260) 969-3592		Title: Richard P. Teets, Jr., Vice President

Address for Notices:	ROANOKE ELECTRIC STEEL
6714 Pointe Inverness Way, Suite 200	CORPORATION
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By	/s/ Theresa E. Wagler
Facsimile: (260) 969-3592	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	STEEL HOLDINGS, INC.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804	By	/s/ Richard P. Teets, Jr.
Attention: Gary Heasley	Name:	Richard P. Teets, Jr.
Facsimile: (260) 969-3592	Title:	Assistant Secretary

Address for Notices:	STEEL DYNAMICS FERROUS
6714 Pointe Inverness Way, Suite 200	RESOURCES, LLC
Fort Wayne, Indiana 46804
Attention: Gary Heasley	By: Steel Holdings, Inc., its sole member
Facsimile: (260) 969-3592

	By	/s/ Richard P. Teets, Jr.
	Name:	Richard P. Teets, Jr.
	Title:	Assistant Secretary

Address for Notices:	SHREDDED PRODUCTS, LLC
700 Commerce Road
Rocky Mount, VA 24151	By: Roanoke Electric Steel Company

	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	JOHN W. HANCOCK, JR., LLC
2535 Duiguids Lane
Salem, VA 24153	By: Roanoke Electric Steel Corporation, its sole member

	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	NEW MILLENIUM BUILDINGS
P.O. Box 671	SYSTEMS, INC.
Florence, SC 29503-0671
	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	SOCAR OF OHIO, INC.
P.O. Box 216
Continental, OH 45831	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	RESCO STEEL PRODUCTS
P.O. Box 13948	CORPORATION
Roanoke, VA 24038
	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	ROANOKE TECHNICAL TREATMENT
P.O. Box 13948	& SERVICES, INC.
Roanoke, VA 24038
	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	STEEL OF WEST VIRGINIA, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	SWVA, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	MARSHALL STEEL, INC.
P.O. Box 2547
Huntington, WV 25726-2547	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	STEEL VENTURES, INC.
P.O. Box 13948
Roanoke, VA 24038	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

Address for Notices:	SHREDDED PRODUCTS II, LLC
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804	By: Steel Dynamics, Inc.
Attention: Gary Heasley
Facsimile: (260) 969-3592	By	/s/ Theresa E. Wagler
	Name:	Theresa E. Wagler
	Title:	Vice President

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Exhibit A
To The Amended and

Restated Subsidiary Guaranty

FORM OF SUBSIDIARY GUARANTY SUPPLEMENT

                  ,

National City Bank,
as Administrative Agent and Paying Agent under the
Amended and Restated Credit Agreement referred to below

[                          ]

[                          ]

Attention:  [                          ]

Amended and Restated Credit Agreement dated as of June 19, 2007

(the “Credit Agreement”) among Steel Dynamics, Inc., an Indiana corporation (the “Borrower”) the Lender Parties party thereto, National City Bank (“National City”), as Collateral Agent and Paying Agent, National City and Wells Fargo Bank, National Association, as co-Administrative Agents, Bank of America, N.A. (“Bank of America”), General Electric Capital Corporation,
Fifth Third Bank and Harris N.A., as Documentation Agents,

Bank of America and National City, as Syndication Agents, and

Banc of America Securities LLC and National City, as Joint Lead Arrangers.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Subsidiary Guaranty”).  The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.  Guaranty; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Paying Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           The undersigned, and by its acceptance of this Guaranty Supplement, the Paying Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Paying Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c)           The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Subsidiary Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2.  Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Guarantor.

Section 4.  Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier, facsimile or other electronic transmission (i.e. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

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(b)           The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The undersigned hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”) and the undersigned hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  The undersigned hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the undersigned at its address specified pursuant to Section 9 of the Subsidiary Guaranty.  The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty Supplement or the Subsidiary Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c)           The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.  The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

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(d)           THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Name:
Title:

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EXHIBIT F

SOLVENCY CERTIFICATE

June 19, 2007

Reference is made to the Amended and Restated Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among Steel Dynamics, Inc., an Indiana corporation (the “Borrower”), the banks, financial institutions and other lenders listed on the signature pages thereof as the Initial Lenders, National City Bank (“National City”) as the Initial Issuing Bank, the Swing Line Bank, the Collateral Agent, and National City and Wells Fargo Bank, National Association, as co-administrative agents, Bank of America, N.A. (“Bank of America”), General Electric Capital Corporation, Fifth Third Bank and BMO Capital Markets Financing, Inc., as Documentation Agents, Bank of America and National City, as Syndication Agents, and Banc of America Securities LLC and National City, as Joint Lead Arrangers.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby certifies, on behalf of [Entity Name], in his/her capacity as Chief Financial Officer [or Responsible Officer] of [Entity], and not in his/her individual capacity, as follows:

1.  I have reviewed the terms and conditions set forth in the Credit Agreement and the definitions and provisions relating thereof, together with each of the Loan Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

2.  Based upon my review and examination described in the foregoing paragraph, I certify that as of the date hereof, before and after giving effect to the Transaction and the transactions contemplated in each of the Loan Documents, [Entity] and its Subsidiaries, taken as a whole, are Solvent.

[Remainder of the page intentionally left blank.]

The foregoing certifications are made and delivered as of the date first above written.

Name:
Title:

(First Lien Solvency Certificate)

EXHIBIT G1

June 19, 2007

To the Initial Lenders party to the Amended and Restated Credit Agreement referred to below, Banc of America Securities LLC and National City Bank as Joint Lead Arrangers, National City Bank and Wells Fargo Bank, as Co-Administrative Agents, and National City Bank as Collateral Agent for such Initial Lenders

Re:               $750 Million Senior Secured Credit Facilities for Steel Dynamics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the “Borrower”), and the subsidiaries of the Borrower named on Schedule I hereto (each, a “Subsidiary” and, collectively, the “Subsidiaries”; the Borrower and the Subsidiaries being referred to herein collectively as the “Loan Parties”) in connection with the preparation, execution and delivery of, and the initial Borrowing under, the Amended and Restated Credit Agreement, dated as of June 19, 2007 (the “Credit Agreement”), among the Borrower and each of you.  This opinion is furnished to you pursuant to Section 3.01(a)(xiv) of the Credit Agreement.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have examined a counterpart of each of the following documents:

(a)                   the Credit Agreement;

(b)                  the Notes delivered to the Initial Lenders on the date hereof;

(c)                   the Amended and Restated Subsidiary Guaranty;

(d)                  the Amended and Restated Security Agreement;

(e)                   the certificate or articles of incorporation or organization (as applicable) and by-laws or operating agreement of each Loan Party, in each case as amended through the date hereof (with respect to each Loan Party the “Authorization Documents”);

(f)                     unfiled copies of financing statements (the “Financing Statements”) under (i) the Uniform Commercial Code as in effect in (i) the State of Indiana (the “Indiana UCC”), (ii) the State of Ohio (the “Ohio UCC”), (iii) the State of Delaware (the

“Delaware UCC”), (iv) the State of Virginia (the “Virginia UCC”) and (v) the State of South Carolina (the “South Carolina UCC”), naming the Loan Parties as debtors and the Collateral Agent as secured party, which Financing Statements we understand will be filed with respect to those Loan Parties listed on Schedule II hereto in the office listed opposite each such Loan Party’s name (each such office, the “Filing Office”); and

(g)                  the other documents furnished by each Loan Party pursuant to Section 3.01 of the Credit Agreement.

The documents described in the foregoing clauses (a) through (d) above are collectively referred to herein as the “Loan Documents.”

In addition, we have examined originals or copies of such other corporate records of the Loan Parties, certificates of public officials and of officers of the Loan Parties and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below.  As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Credit Agreement and the other Loan Documents and certificates of public officials and officers of the Loan Parties.  We have not independently established the facts so relied on.

In our examination of the documents referred to above, we have assumed and relied upon the following:

(i)                      the due execution and delivery of each of the documents referred to above by all parties thereto other than the Loan Parties;

(ii)                   all certificates of public officials, all representations and warranties of the Loan Parties and all other certificates, statements, representations, documents, records and papers with respect to factual matters are accurate, complete, true and correct; and

(iii)                the Loan Parties have, or have the power to transfer, rights (to the extent necessary to grant a security interest) in the Collateral existing on the date hereof and will have, or will have the power to transfer, rights (to such extent) in property which becomes Collateral after the date hereof.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.                          The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana.  Each Subsidiary is a corporation or limited liability company duly incorporated or organized (as the case may be), validly existing and

2

in good standing under the laws of the State set forth opposite such Subsidiary in Schedule I hereto.

2.                          Each Loan Party (a) has the power and authority to execute, deliver and perform its respective obligations under, each Loan Document to which it is a party, (b) has taken all action necessary to authorize the execution and delivery of each Loan Document to which it is a party, and the performance by each Loan Party of its respective obligations thereunder, and (c) has duly executed and delivered each Loan Document to which it is a party.

3.                          The execution and delivery by each Loan Party of each Loan Document to which it is a party do not, and the performance by each Loan Party of its obligations thereunder will not, (a) result in a violation of such Loan Party’s certificate or articles of incorporation or organization (as applicable) or by-laws or operating agreement, (b) result in a violation of any United States Federal, Indiana, Ohio or Delaware law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any order, writ, judgment, injunction, decree, determination or award known to us, or (c) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of any Loan Party under, or result in or require the creation of any lien upon or security interest in any property of any Loan Party pursuant to the terms of, any agreement or instrument known to us.

4.                          No authorization or approval or other action by, and no notice to or filing with, any United States Federal, Indiana, Ohio or Delaware governmental authority or regulatory body, or any third party that is party to any agreement known to us, is required for the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, except the filings or other actions referred to in paragraph 7 below.

5.                          While we express no opinion as to the enforceability of the choice of law provisions in the Loan Documents, if a court in the State of Indiana or a Federal court sitting in the State of Indiana were to hold that the Loan Documents are governed by, and are to be construed in accordance with the laws of the State of Indiana, each Loan Document would be, under the laws of the State of Indiana, the legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms.

6.                          To the best of our knowledge, there is no action, suit, investigation, litigation or proceeding against any Loan Party pending or threatened before any court, governmental agency or arbitrator that challenges the legality, validity or enforceability of any Loan Document.

7.                          The Collateral Agent for the benefit of the Secured Parties will have, upon the filing in the applicable Filing Office of the Financing Statements, a perfected security interest in that portion of the Collateral described in the Amended and Restated Security

3

Agreement (the “Article 9 Collateral”) in which a security interest is perfected by filing a financing statement under the Indiana UCC, the Ohio UCC, the Delaware UCC, the Virginia UCC or the South Carolina UCC, as applicable (the “Filing Collateral”).

8.                          All of the Pledged Equity are owned of record by the Loan Parties as shown in Schedule III hereto, and have been duly authorized and validly issued and are fully paid and nonassessable.

9.                          No Loan Party is an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Our opinions expressed above are subject to the following qualifications:

(a)                   For purposes of our opinions in paragraphs 1, 2 and 3 above with respect to Subsidiaries, John W. Hancock, Jr., LLC, RESCO Steel Products Corporation, Roanoke Technical Treatment & Services, Inc. and New Millennium Building Systems, Inc., we have relied exclusively upon the Authorization Documents and such opinions are not intended to provide any conclusions or assurances beyond that conveyed by the Authorization Documents.

(b)                  Our opinions in paragraph 5 above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to preferences and fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally.

(c)                   For purposes of our opinion in paragraph 7 above as it pertains to Subsidiaries, John W. Hancock, Jr., LLC and New Millennium Building Systems, Inc., we have reviewed the provisions of Article 9 of the Uniform Commercial Code as adopted in the States of Virginia and South Carolina, respectively, with respect to the perfection of security interests in Article 9 Collateral, and said opinion is based solely upon such review and is not intended to provide any conclusions or assurances beyond what is set forth in the provisions of Article 9 of the Uniform Commercial Code as adopted in said States.

(d)                  Our opinions herein are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(e)                   The enforceability of the waiver by any Loan Party of its immunity from jurisdiction of any court or from legal process with respect to itself or its property, as set forth in Section 8.12 of the Credit Agreement or Section 17 of the Amended and Restated Subsidiary Guaranty, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

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(f)                     Our opinions expressed above are limited to the laws of the States of Indiana and Ohio, the General Corporation Law of the State of Delaware, the Delaware UCC and the Federal law of the United States, and except as outlined in subparagraph (c) above, we do not express any opinion herein concerning any other law.

(g)                  Further, our opinion in paragraph 7 above is limited to Article 9 of the Indiana UCC, the Ohio UCC, the Delaware UCC, the Virginia UCC and the South Carolina UCC, and therefore that opinion does not address (i) laws other than Article 9 of the Indiana UCC, the Ohio UCC, the Delaware UCC, the Virginia UCC and the South Carolina UCC, (ii) collateral of a type not subject to Article 9 of the Indiana UCC, the Ohio UCC, the Delaware UCC, the Virginia UCC and the South Carolina UCC, and (iii) what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

(f)                     The phrase “known to us” means the current actual knowledge of the lawyers who are participating in drafting this opinion letter and in handling the transaction described herein, but does not include, except as specifically provided hereafter, constructive knowledge or inquiry knowledge.  The phrase “known to us” also confirms that the lawyer drafting this opinion letter (i) has made a reasonable examination of his or her files and (ii) has made a reasonable inquiry of other members of the lawyer=s law firm if the lawyer drafting this opinion had a reasonable belief that other lawyers in the law firm may have knowledge relating to facts relevant to this opinion.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender Party in accordance with the provisions of the Credit Agreement.  Any such Lender Party may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such Lender Party on the date hereof.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the Section of Business Law, American Bar Association, 53 Business Lawyer 831 (1998).

This opinion letter is rendered to you in connection with the transactions contemplated by the Loan Documents.  This opinion letter may not be relied upon by you or any future Lender Party for any other purpose, or relied upon by any other Person, without our prior written consent.

Very truly yours,

/s/ Barrett & McNagny LLP

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Schedule I

Subsidiaries

Name	State of Organization

SDI Investment Company	Delaware

New Millennium Building Systems, LLC	Indiana

Steel Dynamics Sales North America, Inc.	Indiana

Roanoke Electric Steel Corporation	Indiana

Steel Holdings, Inc.	Indiana

Steel Dynamics Ferrous Resources, LLC	Indiana

Shredded Products, LLC	Virginia

John W. Hancock, Jr., LLC	Virginia

New Millennium Building Systems, Inc.	South Carolina

SOCAR of Ohio, Inc.	Ohio

RESCO Steel Products Corporation	Virginia

Roanoke Technical Treatment & Services, Inc.	Virginia

Steel of West Virginia, Inc.	Delaware

SWVA, Inc.	Delaware

Marshall Steel, Inc.	Delaware

Steel Ventures, Inc.	Delaware

Shredded Products II, LLC	Indiana

Schedule II

Loan Parties and Filing Office

Loan Party	Filing Office

Steel Dynamics, Inc.	Indiana Sec. of State

SDI Investment Company	Delaware Sec. of State

New Millennium Building Systems, LLC	Indiana Sec. of State

Steel Dynamics Sales North America, Inc.	Indiana Sec. of State

Roanoke Electric Steel Corporation	Indiana Sec. of State

Steel Holdings, Inc.	Indiana Sec. of State

Steel Dynamics Ferrous Resources, LLC	Indiana Sec. of State

SOCAR of Ohio, Inc.	Ohio Sec. of State

Steel of West Virginia, Inc.	Delaware Sec. of State

SWVA, Inc.	Delaware Sec. of State

Marshall Steel, Inc.	Delaware Sec. of State

Steel Ventures, Inc.	Delaware Sec. of State

New Millennium Building Systems, Inc.	South Carolina Sec. of State

John W. Hancock, Jr., LLC	Virginia State Corporation Commission

Shredded Products, LLC	Virginia State Corporation Commission

RESCO Steel Products Corporation	Virginia State Corporation Commission

Roanoke Technical Treatment & Services, Inc.	Virginia State Corporation Commission

Shredded Products II, LLC	Indiana Sec. of State

Schedule III

Pledged Equity

Loan Party	Issuer of Pledged Equity		Class of Pledged Equity Interest	Percentage of Outstanding Shares

Steel Dynamics, Inc.	SDI Investment Company		Common	100%

Steel Dynamics, Inc.	New Millennium Building Systems, LLC		Voting	100%
			Non-voting	100%

Steel Dynamics, Inc.	Steel Dynamics Sales North America, Inc.		Common	100%

Steel Dynamics, Inc.	Roanoke Electric Steel Corporation		Common	100%

Steel Dynamics, Inc.	Steel Holdings, Inc.		Common	100%

Steel Holdings, Inc.	Steel Dynamics Ferrous Resources, LLC		N/A	100%

Roanoke Electric Steel Corporation	Shredded Products, LLC		N/A	100%

Roanoke Electric Steel Corporation	John W. Hancock, Jr., LLC		N/A	100%

Roanoke Electric Steel Corporation	New Millennium Building Systems, Inc.		Common	100%

New Millennium Building Systems, Inc.	SOCAR of Ohio, Inc.		Common	100%

Roanoke Electric Steel Corporation	RESCO Steel Products Corporation		Common	100%

Roanoke Electric Steel Corporation	Roanoke Technical Treatment & Services, Inc	.	Common	100%

Roanoke Electric Steel Corporation	Steel of West Virginia, Inc.		Common	100%

Steel of West Virginia, Inc.	SWVA, Inc.		Common	100%

Steel of West Virginia, Inc.	Marshall Steel, Inc.		Common	100%

Steel of West Virginia, Inc.	Steel Ventures, Inc.	Common	100%

Steel Dynamics, Inc.	Shredded Products II, LLC	N/A	100%

EXHIBIT G2

June 19, 2007

To the Initial Lenders party to the Amended and Restated Credit Agreement referred to below, Banc of America Securities LLC and National City Bank as Joint Lead Arrangers, National City Bank and Wells Fargo Bank, as Co-Administrative Agents, and National City Bank as Collateral Agent for such Initial Lenders

Re:               $750 Million Senior Secured Credit Facilities for Steel Dynamics, Inc.

Ladies and Gentlemen:

We are rendering this opinion as special New York counsel to Steel Dynamics, Inc., an Indiana corporation (the “Borrower”), and the subsidiaries of the Borrower named on Schedule I hereto (each, a “Subsidiary” and, collectively, the “Subsidiaries”; the Borrower and the Subsidiaries being referred to herein collectively as the “Loan Parties”) in connection with the Amended and Restated Credit Agreement, dated as of June 19, 2007 (the “Credit Agreement”), among the Borrower and each of you.  This opinion is furnished to you pursuant to Section 3.01(a)(xiv) of the Credit Agreement.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

We call your attention to the fact that we have not acted as counsel to any of the Loan Parties in connection with the negotiation or preparation of the Loan Agreement or any of the other agreements referred to therein or the consummation of the transactions contemplated thereby.  For purposes of our opinions herein, we have reviewed (in addition to the agreements referred to in paragraph 5 below) only the following documents (and we have not reviewed any other agreements or other documents referred to in any of the following), each dated as of the date hereof:

(a)                   the Credit Agreement;

(b)                  the form of the Notes delivered to the Initial Lenders on the date hereof;

(c)                   the Amended and Restated Subsidiary Guaranty (the “Guaranty”); and

(d)                  the Amended and Restated Security Agreement (the “Security Agreement”).

(The documents described in the foregoing clauses (a) through (d) above are collectively referred to herein as the “Loan Documents.”)  We have also examined such questions of law as we have considered necessary and appropriate for the purposes of this opinion, and as to questions of fact material to our opinions, we have relied without investigation upon the certificates of officers of the Company.  As used in this letter, the “New York UCC” shall mean the Uniform Commercial Code as now in effect in the State of New York.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York.

We are rendering the opinions expressed in this letter on the assumptions that:

(a)                                  each party to any of the Loan Documents (including the Loan Parties) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is expressed to be organized, and has corporate or other organizational power and authority to engage in its business and enter into and complete the transactions contemplated by the Loan Documents,

(b)                                 the execution, delivery and performance by each party to any of the Loan Documents (including the Loan Parties) to which it is a party, including the incurrence, guarantee, collateralization and repayment of indebtedness thereunder, (i) are within such party’s corporate or other organizational powers, (ii) have been duly authorized by all necessary corporate or other organizational action of such party, (iii) do not contravene or conflict with the articles or certificate of incorporation, charter, limited liability company agreement, limited partnership agreement, by-laws, director, member, partner or shareholder action or other governing documents or actions of such party, (iv) do not contravene or conflict with any term or provision of any agreement or other contractual obligation by which such party or any of its property is bound (except for those agreements specifically identified in paragraph 5 below) or any court or agency decree or order binding on such party or its property, (v) will not result in or require the creation or imposition of any security interest or lien (other than a security interest or lien in favor of the Collateral Agent) on any of such party’s property pursuant to any agreement or other contractual obligation (except for those agreements specifically identified in paragraph 5 below), (vi) do not violate or contravene any law or regulation applicable to any such party by reason of the nature of the business conducted by it or its affiliates or any other applicable law or regulation other than those in respect of which we render our opinions set forth in paragraph 2(i) below, and (vii) do not require any consent or approval of, authorization by, or notice to or registration, declaration or filing with, any governmental authority, except (A) filings and other measures to create or perfect security interests granted to the Collateral Agent and (B) those in respect of which we render our opinion set forth in paragraph 2(ii) below,

(c)                                  each of the Loan Documents (i) has been duly executed and delivered by each party identified therein as a signatory thereto (including the Loan Parties) and (ii) constitutes the legally valid and binding obligation of each party thereto other than the Loan Parties, enforceable against each such party in accordance with its terms (subject to the same exceptions to enforceability as are set forth at the end of this letter),

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(d)                                 each Loan Party granting a security interest pursuant to the Security Agreement has rights in the collateral identified therein as to which it is granting such security interest, and the Collateral Agent is taking its security interest (for the benefit of the Secured Parties) pursuant to the Security Agreement for value given,

(e)                                  the equity interests listed on Schedule II hereto are “securities”, within the meaning of Section 8-103 of the New York UCC.

We note that certain of the foregoing matters are addressed in the opinion of Barrett & McNagny, LLP of Fort Wayne, Indiana, which is being separately provided to you as of the date hereof. We express no opinion with respect to any of those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                                       Each of the Loan Documents constitutes a legally valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms.

2.                                       The execution, delivery and performance by any Loan Party of any Loan Document in which it is identified as a signatory party thereto, do not and will not: (i) violate any federal or New York State statute, rule or regulation applicable to each Loan Party (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System, assuming each Loan Party complies with the provisions of the Loan Documents relating to the use of proceeds), or (ii) require any consents, approvals, or authorizations to be obtained by any Loan Party, or any registrations, declarations or filings to be made by any Loan Party, under any federal or New York State statute, rule or regulation applicable to any Loan Party, except filings and recordings required in order to perfect or otherwise protect the security interests under the Loan Documents.

3.                                       The provisions of the Security Agreement are sufficient to create a valid security interest in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as defined therein) in that portion of the collateral described in Section 1 of the Security Agreement.

4.                                       Upon delivery in the State of New York to, and continued possession in the State of New York by, the Collateral Agent (on behalf of the Secured Parties) of the certificates representing the equity interests listed on Schedule II hereto, with undated stock powers duly endorsed in blank, the security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in such equity interests will be perfected.

5.                                       The execution and delivery by the Borrower of the Loan Documents do not, and if the Borrower were now to perform its obligations under the Loan Documents such performance would not, result in a breach of, a default under, or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Borrower under, or result in or require the creation of any lien upon or security interest in any property of the Borrower pursuant to the

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terms of, (a) that certain Indenture dated as of December 23, 2002, between the Borrower and Fifth Third Bank, Indiana, as Trustee, respecting the Borrower’s issuance of its 4% Convertible Subordinated Notes Due 2012, and (b) that certain Indenture dated as of April 3, 2007, between the Borrower, the initial subsidiary guarantors and The Bank of New York Trust Company, N.A., respecting the Borrower’s issuance of its 6 and 3/4% Senior Notes Due 2015; provided, that we express no opinion as to violations of any financial limitation, test or covenant contained in either of the foregoing agreements.

Our opinions set forth above are further subject to the following additional qualifications:

(a)                                  Our opinions are subject to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation, or other similar laws and judicial decisions affecting the rights of creditors generally, and are further subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforcement of agreements generally (regardless of whether enforcement is considered in a proceeding of law or in equity).  In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

(b)                                 Our opinions are further subject to other laws and judicial decisions affecting the rights of creditors and secured creditors generally, including, without limitation, the following:

(i)                                     We express no opinion as to the enforceability of provisions of the Loan Documents to the extent they contain:

(A)                              grants of powers of attorney,

(B)                                cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party,

(C)                                obligations of the Borrower Parties to pay any prepayment premium, early termination fee or other form of liquidated damages, to the extent that the payment of such premium, fee or damages is construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the party to which such amounts are paid as a result of such prepayment or termination or is otherwise not qualified as liquidated damages,

(D)                               terms purporting to establish evidentiary standards, or

(E)                                 terms to the effect that provisions in the Loan Documents may not be waived or modified except in writing, which may not be enforceable under certain circumstances;

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(ii)           The granting of a security interest in collateral under the Security Agreement, or the transfer of rights in such security interest or collateral may, in some instances, require or be conditioned upon receipt of consent of third parties, but such requirements or conditions may not be effective as to assignments of or security interests in certain types of collateral, including accounts, chattel paper, payment intangibles, promissory notes, leasehold or landlord’s residual interests, and letter-of-credit rights, as provided in Sections 9-404 through 9-409 of the New York UCC;

(iii)          Restrictions in the Loan Documents on the voluntary or involuntary transfer of a person’s rights in such person’s assets may be limited as provided in Section 9-401 of the New York UCC;

(iv)                              The rights of a secured party to enforce a security interest in proceeds may be limited under certain circumstances described in the New York UCC, and a security interest will continue in collateral after its sale, lease, license, exchange or other disposition only to the extent provided in the New York UCC;

(v)                                 The rights of debtors, guarantors and other secured parties identified directly or by reference in Section 9-602 of the New York UCC may not be varied or waived, except as provided in Section 9-624 of the New York UCC; and

(vi)                              Notwithstanding any language of the Loan Documents to the contrary, the Collateral Agent, on behalf of the Secured Parties, may be limited to recovery of only reasonable expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, with respect to the retaking, holding, preparing for sale, selling, pledging, hypothecating or otherwise transferring collateral.

(c)                                  Our opinions above, insofar as they relate to the enforceability of indemnification provisions set forth in the Loan Documents, are subject to laws and judicial decisions rendering unenforceable indemnification contrary to federal and state securities laws and environmental laws and the public policies underlying such laws, and laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(d)                                 We express no opinion concerning the Borrower’s rights in or title to any real or personal property, the creation or validity of any security interest, pledge, lien, or other similar interest in any real property or (except as expressly provided in paragraph 3 above) any personal property, the perfection of any security interest, pledge, lien, or other similar interest in any real property or (except as expressly provided in paragraph 4 above) any personal property, or the priority of any security interest, pledge, lien, or other similar interest in any real or personal property.

(e)                                  We express no opinion as to the creation, perfection or priority of any security interest in (or other lien on) any collateral, including, without limitation, any collateral consisting

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of interests or claims in or under policies of insurance, rights represented by judgments and rights of set-off, to the extent that, pursuant to Section 9-109 of the New York UCC, the New York UCC does not apply thereto.

(f)                                    To the extent that any collateral relates to or purports to include any commercial tort claims, we call your attention to the provisions of Sections 9-108(e)(1) and 9-204 of the UCC.

(g)                                 We express no opinion as to the validity, binding effect or enforceability of any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.  We express no opinion as to whether any federal court would have subject matter jurisdiction over any proceeding relating to any of the Loan Documents.

(h)                                 We express no opinion as to compliance or the effect of noncompliance by any Lender with any state or federal laws or regulations applicable thereto in connection with the transactions described in the Loan Documents.

(i)                                     Our opinion in paragraph 1 above as to the Subsidiaries is subject to the defenses available to a guarantor or surety under applicable law, but the waivers of such defenses set forth in the Guaranty are enforceable, subject to our other qualifications herein.

(j)                                     In the case of accounts receivable that are due from the United States of America or any state thereof or any department of the United States of America or any state thereof, the right to collect upon such accounts receivable may be limited by the Assignment of Claims Act, 31 U.S.C.A. Sec. 3727 (1989), and any applicable state law relating to the assignment of claims against such state.

(k)                                  We express no opinion as to the enforceability of any provision contained in the Loan Documents allowing a Lender to set off and apply any Loan Party’s deposits with such Lender against any Loan Party’s obligations to the Lenders without prior notice having been given to such Loan Party.  We express no opinion as to the enforceability of any provision in the Loan Documents allowing any loan participant to set off and apply any Loan Party’s deposits with such participant against any Loan Party’s obligations to the Lenders.

This letter is furnished only to you and is solely for your benefit in connection with the transactions covered hereby.  This letter may not be relied upon by you for any other purpose, or furnished to (except as required by applicable law), assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.  At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section

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8.07 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other development known or reasonably knowable by the assignee at such time.

This letter is rendered solely as of the date hereof, and we expressly disclaim any obligation to update our opinions herein based upon any changes in facts or laws or other developments which may occur or come to our attention subsequent to the date hereof.

Very truly yours,

/s/ Greenberg Traurig, LLP

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Schedule I

Subsidiaries

Name	State of Organization

SDI Investment Company	Delaware

New Millennium Building Systems, LLC	Indiana

Steel Dynamics Sales North America, Inc.	Indiana

Roanoke Electric Steel Corporation	Indiana

Steel Holdings, Inc.	Indiana

Steel Dynamics Ferrous Resources, LLC	Indiana

Shredded Products, LLC	Virginia

John W. Hancock, Jr., LLC	Virginia

New Millennium Building Systems, Inc.	South Carolina

SOCAR of Ohio, Inc.	Ohio

RESCO Steel Products Corporation	Virginia

Roanoke Technical Treatment & Services, Inc.	Virginia

Steel of West Virginia, Inc.	Delaware

SWVA, Inc.	Delaware

Marshall Steel, Inc.	Delaware

Steel Ventures, Inc.	Delaware

Shredded Products II, LLC	Indiana

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Schedule II

Pledged Equity

Loan Party	Issuer of Pledged Equity	Class	% of Outstanding Shares

Steel Dynamics, Inc.	SDI Investment Company	Common	100%

Steel Dynamics, Inc.	New Millennium Building Systems, LLC	Voting	100%

		Non-voting	100%

Steel Dynamics, Inc.	Steel Dynamics Sales North America, Inc.	Common	100%

Steel Dynamics, Inc.	Roanoke Electric Steel Corporation	Common	100%

Steel Dynamics, Inc.	Steel Holdings, Inc.	Common	100%

Steel Holdings, Inc.	Steel Dynamics Ferrous Resources, LLC	N/A	100%

Roanoke Electric Steel Corporation	Shredded Products, LLC	N/A	100%

Roanoke Electric Steel Corporation	John W. Hancock, Jr., LLC	N/A	100%

Roanoke Electric Steel Corporation	New Millennium Building Systems, Inc.	Common	100%

New Millennium Building Systems, Inc.	SOCAR of Ohio, Inc.	Common	100%

Roanoke Electric Steel Corporation	RESCO Steel Products Corporation	Common	100%

Roanoke Electric Steel Corporation	Roanoke Technical Treatment & Services, Inc.	Common	100%

Roanoke Electric Steel Corporation	Steel of West Virginia, Inc.	Common	100%

Steel of West Virginia, Inc.	SWVA, Inc.	Common	100%

Roanoke Electric Steel Corporation	Marshall Steel, Inc.	Common	100%

Roanoke Electric Steel Corporation	Steel Ventures, Inc.	Common	100%

Steel Dynamics, Inc.	Shredded Products II, LLC	N/A	100%

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